Exhibit 10.1

EXECUTION VERSION

$1,125,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

SIX FLAGS, INC.,

SIX FLAGS OPERATIONS INC.,

SIX FLAGS THEME PARKS INC.,
as Primary Borrower,

THE FOREIGN SUBSIDIARY BORROWERS
From Time to Time Parties Hereto,

The Several Lenders
from Time to Time Parties Hereto,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

and

LEHMAN COMMERCIAL PAPER INC.,

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of May 25, 2007

J.P. MORGAN SECURITIES INC.,

CREDIT SUISSE SECURITIES (USA) LLC

and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	38

SECTION 2.	AMOUNT AND TERMS OF TRANCHE B TERM LOAN COMMITMENTS	39
2.1.	Tranche B Term Loan Commitments	39
2.2.	Procedure for Term Loan Borrowing	39
2.3.	Repayment of Tranche B Term Loans	40

SECTION 3.	AMOUNT AND TERMS OF THE REVOLVING FACILITIES COMMITMENTS AND SWING LINE COMMITMENT	41
3.1.	Revolving Credit Commitments	41
3.2.	Procedure for Revolving Credit Borrowing	41
3.3.	Swing Line Commitment	42
3.4.	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans	42
3.5.	Multicurrency Commitments	44
3.6.	Procedure for Multicurrency Borrowing	44
3.7.	Certain Prepayments	45

SECTION 4.	LETTERS OF CREDIT	45
4.1.	L/C Commitment	45
4.2.	Procedure for Issuance of Letter of Credit	45
4.3.	Fees and Other Charges	46
4.4.	L/C Participations	46
4.5.	Reimbursement Obligation of the Borrowers	47
4.6.	Obligations Absolute	47
4.7.	Letter of Credit Payments	48
4.8.	Applications	48

SECTION 5.	CERTAIN PROVISIONS APPLICABLE TO THE LOANS AND THE LETTERS OF CREDIT	48
5.1.	Repayment of Loans; Evidence of Debt	48
5.2.	Commitment Fees, Etc.	49
5.3.	Termination or Reduction of Revolving Credit Commitments; Multicurrency Commitments	50
5.4.	Optional Prepayments	50
5.5.	Mandatory Prepayments and Commitment Reductions	50
5.6.	Conversion and Continuation Options	52
5.7.	Minimum Amounts and Maximum Number of Eurocurrency Tranches	53
5.8.	Interest Rates and Payment Dates	53
5.9.	Computation of Interest and Fees	54
5.10.	Inability to Determine Interest Rate	54
5.11.	Pro Rata Treatment and Payments	55
5.12.	Requirements of Law	58

i

5.13.	Taxes	59
5.14.	Indemnity	62
5.15.	Illegality	62
5.16.	Change of Lending Office	62
5.17.	Replacement of Lenders under Certain Circumstances	63
5.18.	Optional Increase of Facilities	63

SECTION 6.	REPRESENTATIONS AND WARRANTIES	66
6.1.	Financial Condition	66
6.2.	No Change	67
6.3.	Existence; Compliance with Law	67
6.4.	Corporate Power; Authorization; Enforceable Obligations	67
6.5.	No Legal Bar	67
6.6.	Litigation	68
6.7.	No Default	68
6.8.	Ownership of Property; Liens	68
6.9.	Intellectual Property	68
6.10.	Taxes	68
6.11.	Federal Regulations	69
6.12.	Labor Matters	69
6.13.	ERISA	69
6.14.	Investment Company Act; Other Regulations	70
6.15.	Subsidiaries	70
6.16.	Use of Proceeds	70
6.17.	Environmental Matters	71
6.18.	Accuracy of Information, Etc.	72
6.19.	Security Documents	72
6.20.	Solvency	73
6.21.	Regulation H	73
6.22.	Parks	74
6.23.	Senior Indebtedness	74

SECTION 7.	CONDITIONS PRECEDENT	74
7.1.	Conditions Precedent to Initial Borrowing	74
7.2.	Conditions to Each Extension of Credit	77

SECTION 8.	AFFIRMATIVE COVENANTS	78
8.1.	Financial Statements and Other Information	78
8.2.	Notices of Material Events	81
8.3.	Existence, Etc.	82
8.4.	Insurance	83
8.5.	Compliance with Contractual Obligations and Requirements of Law	83
8.6.	Additional Collateral, Etc.	84
8.7.	Further Assurances	86
8.8.	Environmental Laws	87
8.9.	Post-Closing Matters	87

SECTION 9.	NEGATIVE COVENANTS	87
9.1.	Consolidated Senior Secured Leverage Ratio	87
9.2.	Indebtedness	88
9.3.	Liens	90
9.4.	Prohibition of Fundamental Changes	93
9.5.	Restricted Payments	96
9.6.	Capital Expenditures	99
9.7.	Investments	100
9.8.	Prepayment of Certain Indebtedness	102
9.9.	Transactions with Affiliates	102
9.10.	Changes in Fiscal Periods	103
9.11.	Certain Restrictions	103
9.12.	Lines of Business	103
9.13.	Modifications of Certain Documents	103
9.14.	Limitation on Activities of Parent and Holdings	104
9.15.	Limitation on Hedging Agreements	104

SECTION 10.	EVENTS OF DEFAULT	104

SECTION 11.	THE AGENTS	109
11.1.	Appointment	109
11.2.	Delegation of Duties	109
11.3.	Exculpatory Provisions	109
11.4.	Reliance by Agents	110
11.5.	Notice of Default	110
11.6.	Non-Reliance on Agents and Other Lenders	110
11.7.	Indemnification	111
11.8.	Agent in Its Individual Capacity	111
11.9.	Successor Agents	111
11.10.	Authorization to Release Liens and Guarantees	112
11.11.	The Arrangers and Syndication Agents	112

SECTION 12.	MISCELLANEOUS	112
12.1.	Amendments and Waivers	112
12.2.	Notices	115
12.3.	No Waiver; Cumulative Remedies	117
12.4.	Survival of Representations and Warranties	117
12.5.	Payment of Expenses	117
12.6.	Successors and Assigns; Participations and Assignments	118
12.7.	Adjustments; Set-off	121
12.8.	U.S.A. Patriot Act	122
12.9.	Counterparts	122
12.10.	Severability	123
12.11.	Integration	123
12.12.	GOVERNING LAW	123
12.13.	Submission To Jurisdiction; Waivers	123
12.14.	Acknowledgments	124

12.15.	Confidentiality	124
12.16.	Release of Collateral and Guarantee Obligations	125
12.17.	Accounting Changes	126
12.18.	Delivery of Lender Addenda	126
12.19.	WAIVERS OF JURY TRIAL	126
12.20.	Effect of Amendment and Restatement of the Existing Credit Agreement	126

ANNEXES:

A	Pricing Grid
B	Existing Letters of Credit

SCHEDULES:

1.1(a)	Mortgaged Property
1.1(b)	Existing Parks
6.4	Consents, Authorizations, Filings and Notices
6.8	Material Real Properties
6.13	ERISA
6.15	Subsidiaries
6.19(a)-1	UCC Filing Jurisdictions
6.19(a)-2	UCC Financing Statements to Remain on File
6.19(a)-3	UCC Financing Statements to be Terminated
6.19(b)	Mortgage Amendment Filing Jurisdictions
6.21	Mortgaged Properties in Flood Zones
7.1(m)	Real Properties for which Mortgagee’s Title Insurance Policies or Endorsements Shall be Obtained
9.2(b)	Existing Indebtedness
9.3(b)	Existing Liens
9.7(a)	Existing Investments

EXHIBITS:

A	Form of Amended and Restated Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D-1	Form of Mortgage Amendment
D-2	Form of Mortgage
E	Form of Assignment and Acceptance
F-1	Form of Legal Opinion of Paul, Hastings, Janofsky & Walker LLP
F-2	Form of Legal Opinion of General Counsel
F-3	Form of Legal Opinion of Sonnenschein Nath & Rosenthal LLP
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	Form of Prepayment Option Notice
I	Form of Exemption Certificate
J	Form of Lender Addendum
K	Form of Joinder Agreement
L	Form of Foreign Subsidiary Opinion
M	Form of Borrowing Notice
N	Form of Solvency Certificate
O	Form of Subordination Agreement

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 25, 2007, among SIX FLAGS, INC., a Delaware corporation (“Parent”), SIX FLAGS OPERATIONS INC., a Delaware corporation (“Holdings”), SIX FLAGS THEME PARKS INC., a Delaware corporation (the “Primary Borrower”), each FOREIGN SUBSIDIARY BORROWER (as hereinafter defined), the several banks and other financial institutions or entities from time to time parties to this Agreement (as defined below) (the “Lenders”), CREDIT SUISSE SECURITIES (USA) LLC and LEHMAN COMMERCIAL PAPER INC., as co-syndication agents (collectively, in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, the Primary Borrower is a party to the Credit Agreement, dated as of November 5, 1999 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among Parent, Holdings, the Primary Borrower, the Foreign Subsidiary Borrowers from time to time parties thereto, the lenders party thereto, Lehman Commercial Paper Inc., as administrative agent, and others, pursuant to which such lenders have agreed to extend, and have extended, credit to the Primary Borrower and the Foreign Subsidiary Borrowers;

WHEREAS, the Primary Borrower has requested that the Existing Credit Agreement be amended and restated as set forth below; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrowers outstanding thereunder;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Amendment and Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1.     DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accepting Lenders”:  as defined in Section 5.11(d).

“Accounting Changes”: as defined in Section 12.17.

“Acquisition”:  any acquisition, whether in a single transaction or series of related transactions, by Holdings or any one or more of its Subsidiaries of (a) all or a substantial part of the assets, or of a business, unit or division, of any Person, whether through purchase of assets or securities, by merger or otherwise; or (b) any Person that becomes a Subsidiary after giving effect to such acquisition.

“Additional Available Amounts”: the sum of (a) the Net Cash Proceeds received from the issuance or sale of Capital Stock of Holdings and from the contribution of cash to Holdings from the Parent, in each case as contributed to the Primary Borrower, that are Not Otherwise Applied, (b) the Declined Proceeds and (c) Excess Cash Flow not required to be used to make a prepayment pursuant to Section 5.5(c) on an Excess Cash Flow Application Date that is Not Otherwise Applied.

“Additional Extensions of Credit”: as defined in Section 12.1.

“Adjustment Date”:  as defined in the Pricing Grid.

“Administrative Agent”:  as defined in the preamble hereto; it being understood that matters concerning Loans denominated in euros will be administered by J.P. Morgan Europe Limited and therefore all notices concerning such Loans will be required to be given at the office of J.P. Morgan Europe Limited specified in Section 12.2.

“Affiliate”:  any Person that directly or indirectly controls, or is under common control with, or is controlled by, Holdings and, if such Person is an individual, any member of the immediate family (including parents, spouse, children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of Parent, Holdings or any of its Subsidiaries and (b) none of (i) the Wholly Owned Subsidiaries of Holdings, (ii) Six Flags Discovery Kingdom in Vallejo, California, (iii) Marine World Joint Powers Authority, a joint exercise of powers authority created under the laws of the State of California, or (iv) the joint venture established pursuant to the Great Escape Agreements, shall be Affiliates.

“Agents”:  the collective reference to the Syndication Agents and the Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Amendment and Restatement Effective Date, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans and (ii) the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Tranche B Term Loans, (ii) the aggregate then unpaid principal amount of such Lender’s Optional Term Loans, (iii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iv) the amount of such Lender’s Multicurrency Commitment then in effect or, if the Multicurrency Commitments have been terminated, the amount of such Lender’s Multicurrency Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Amendment and Restatement Effective Date”:  the date on which each of the conditions precedent specified in Section 7.1 shall have been satisfied, which date shall be no later than June 30, 2007.

“Applicable Exchange Date”:  (a) with respect to any Multicurrency Loan to be made, the date on which the Eurocurrency Rate therefor is determined for the initial Interest Period for such Multicurrency Loan, and (b) with respect to any outstanding Multicurrency Loan, the date on which the Eurocurrency Rate was determined for the then-current Interest Period with respect to such Multicurrency Loan.

“Applicable Margin”:

	Base Rate Loans	Eurocurrency Loans
Revolving Credit Loans, Multicurrency Loans and Swingline Loans	1.50%	2.50%
Term Loans	1.25%	2.25%

provided that on and after the first Adjustment Date, the Applicable Margin with respect to any Revolving Credit Loans, Multicurrency Loans or Swing Line Loans will be the rate per annum determined for such Type of Loan pursuant to the Pricing Grid.

“Applicable Period”:  as defined in the Pricing Grid.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”:  as defined in Section 12.6(b).

“Arrangers”:  the collective reference to J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (i) through (vii) and clauses (x) through (xiv) of Section 9.4(c)) which yields gross proceeds to Holdings, or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.

“Assignee”:  as defined in Section 12.6(b)(i).

“Assignment and Acceptance”:  an Assignment and Acceptance substantially in the form of Exhibit E.

“Available Multicurrency Commitment”:  with respect to any Multicurrency Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Commitment then in effect over (b) such Lender’s Multicurrency Extensions of Credit then outstanding; provided that (i) with respect to any determination of the Available Multicurrency Commitment hereunder, such determination shall be based on the Spot Exchange Rate in effect on the Business Day immediately preceding the date of determination of the Available Multicurrency Commitment and (ii) with respect to any determination of fees payable under Section 5.2(b), such determination shall be based on the Spot Exchange Rate in effect on the Business Day immediately preceding the last Business Day of the quarter in respect of which such payment is being made.

“Available Revolving Credit Commitment”:  with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 5.2(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”:  the Federal Bankruptcy Code of 1978, as amended from time to time.

“Base Capital Expenditure Amount”:  as defined in Section 9.6.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefited Lender”:  as defined in Section 12.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”:  the collective reference to the Primary Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”:  any Business Day specified by a Borrower as a date on which such Borrower requests the relevant Lenders to make Loans, or issue Letters of Credit, hereunder.

“Business”:  as defined in Section 6.17(b).

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks deposits in Dollars and euros in the London Interbank Eurocurrency market; provided, that when such term is used for the purpose of determining the date on which the Eurocurrency Base Rate is determined under this Agreement for any Loan denominated in euro for any Interest Period therefor and for purposes of determining the first and last day of any such Interest Period, references in this Agreement to Business Days shall be deemed to be references to Target Operating Days.

“Canadian Subsidiary”:  the collective reference to Parc Six Flags Montreal, S.E.C., a Quebec limited partnership, and Parc Six Flags Montreal Inc., a Quebec corporation, the general partner thereof.

“Capital Expenditures”:  for any period, expenditures made in cash by Holdings or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP, but excluding (a) repairs or restorations in respect of any such assets paid in cash, (b) the amount of cash expended (i) with, or in an amount equal to, the Net Cash Proceeds of (A) Recovery Events, (B) awards of compensation arising from the taking by eminent domain or condemnation of assets being replaced, or (C) any Disposition permitted hereunder, (ii) as part of an Acquisition permitted hereunder, or (iii) that is equal to all or a portion of the Unused Equity Proceeds Amount, (c) expenditures that are accounted for as capital expenditures made in cash by Holdings or any of its Subsidiaries and that actually are paid for by a Person other than Holdings or any Subsidiary and (d) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and its Subsidiaries.

“Capital Lease Obligations”:  for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  with respect to any Lender, each of the Tranche B Term Loan Commitment, the Revolving Credit Commitment, the Multicurrency Commitment and the Optional Term Loan Commitment of such Lender.

“Commitment Fee Rate”:  the rate per annum determined pursuant to the Pricing Grid.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated April 2007 and furnished to the Lenders prior to the Amendment and Restatement Effective Date.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date, but excluding (a) the current portion of interest, income taxes or any Funded Debt of Holdings and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans, Multicurrency Loans or Swing Line Loans, to the extent otherwise included therein.

 “Consolidated Leverage Ratio”:  as at any date, the ratio of (a) Consolidated Total Debt as at such date to (b) Credit Facility EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated

Net Income of Holdings and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that is accounted for by the equity method of accounting, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or distributions or other payments, (c) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans, (d) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations, (e) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, (f) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, (g) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedging Agreement or (iii) other derivative instruments, (h) the effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, and (i) the undistributed earnings of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Debt”:  as at the last day of any fiscal quarter, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of Holdings and its Subsidiaries that is secured and that would, in conformity with GAAP, be set forth on the balance sheet of Holdings and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP) plus (b) the average of the amounts of Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters; provided that, for purposes of determining Revolver Indebtedness for the fiscal quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, the average amounts of Revolver Indebtedness pursuant to clause (b) above shall be calculated after giving pro forma effect to the incurrence of the Tranche B Term Loans and the application of a portion of the proceeds thereof to repay Revolver Indebtedness (as if such Tranche B Term Loans had been made, and such Revolver Indebtedness had been repaid, on the first day of such period).

“Consolidated Senior Secured Leverage Ratio”:  as at any date, the ratio of (a) Consolidated Senior Secured Debt as at such date to (b) Credit Facility EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Total Debt”:  as at the last day of any fiscal quarter, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of Holdings and its Subsidiaries that would, in conformity with GAAP, be set forth on the balance sheet of Holdings and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP) plus (b) the average of the amounts of Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters; provided that, for purposes of determining Revolver Indebtedness for the fiscal quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, the average amounts of Revolver Indebtedness pursuant to clause (b) above shall be calculated after giving pro forma effect to the incurrence of the Tranche B Term Loans and the application of a portion of the proceeds thereof to repay Revolver Indebtedness (as if such Tranche B Term Loans had been made, and such Revolver Indebtedness had been repaid, on the first day of such period).

 “Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Tranche B Term Loan Lender”:  any Lender that holds an Existing Tranche B Term Loan prior to the Amendment and Restatement Effective Date and a Tranche B Term Loan from and after the Amendment and Restatement Effective Date.  Any Continuing Tranche B Term Loan Lender shall be deemed to be a Tranche B Term Loan Lender from and after the Amendment and Restatement Effective Date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”:  as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Current Interest Period”:  as defined in Section 2.2(b).

“Converted Term Loan”:  as defined in Section 2.1(b).

“Credit Facility EBITDA”:  for any period, the sum, for Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following, in each case determined before interest income or expense and extraordinary, nonrecurring or unusual items (and excluding all barter and trade transactions):  (a) operating income (or loss) for such period ((i) excluding any gains or losses for such period attributable to the Disposition of any property or assets of Holdings or any of its Subsidiaries, including any Capital Stock of any Person other than in the ordinary course of business, (ii) excluding any earnings or charges for such period resulting from the write-up or write-down of any property or assets of Holdings or any of its Subsidiaries, (iii) excluding any other non-cash charges, including any write-offs or write-downs reducing operating income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Credit Facility EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and that reduced Credit Facility EBITDA in such prior period), (iv) excluding any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition, or recapitalization permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to this Agreement and (B) any amendment or other modification of such Indebtedness and, in each case, deducted (and not added back) in computing operating income (in each case, including any such transaction consummated prior to the Amendment and Restatement Effective Date), (v) excluding the effects of adjustments in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, (vi) excluding any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (vii) excluding an amount equal to the percentage interest of Holdings and any Subsidiary of Holdings in the EBITDA (determined in accordance with this definition) of any Person in which Holdings or such Subsidiary has an Investment accounted for under the equity method unless, at the time of such calculation, Holdings or such Subsidiary is contractually entitled to receive a distribution thereof and such cash is then available for distribution to Holdings or such Subsidiary and (viii) excluding: (A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedging Agreement and the application of Statement of Financial Accounting Standards No. 133 and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency remeasurements of Indebtedness and (y) resulting from Hedging Agreements for currency exchange risk (provided that the cash costs of any such Hedging Agreements or currency remeasurements in such period shall be subtracted from Credit Facility EBITDA) plus (b) cash received for such period from investments of Holdings or any of its Subsidiaries in partnerships or any Person for which the investment is accounted for by the equity method), plus (c) depreciation, amortization and other non-cash charges (to the extent deducted in determining operating income, provided that with respect to any such non-cash charge that constitutes an accrual of or a reserve for cash charges for any future period, the cash payment in respect thereof in such future period shall be subtracted from Credit Facility EBITDA) for such period.  Notwithstanding the foregoing, if during any period for which Credit Facility EBITDA is being determined

Holdings and its Subsidiaries shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement, Credit Facility EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.  The parties hereby agree that the Credit Facility EBITDA for the fiscal quarter ending (a) June 30, 2006 was $51,306,000, (b) September 30, 2006 was $202,513,000, (c) December 31, 2006 was $(6,297,000) and (d) March 31, 2007 was $(58,386,000).

“C$”:  lawful currency of Canada.

“Declined Proceeds”:  as defined in Section 5.11(d).

“Default”:  any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delivery Date”:  as defined in Section 8.4.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Investment”:  with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by Holdings or any of its Subsidiaries in connection with such Disposition.

“Dollar Equivalent Amount”:  on any date of determination thereof, with respect to the principal amount of any Multicurrency Loan denominated in euro, the amount of Dollars that may be purchased with such amount of euro at the Spot Exchange Rate on the Applicable Exchange Date.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of Holdings organized under the laws of any jurisdiction within the United States of America.

“EMU”:  Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation”:  legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

“Environmental Claim”:  with respect to any Person, any written notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, as a result of any of the foregoing.

“Environmental Laws”:  any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which Parent is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Parent is a member.

“ERISA Event”:  any of the following events or conditions:

(a)          any Reportable Event and any request for a waiver under Section 412(d) of the Code for any Plan;

(b)         the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Parent or an ERISA Affiliate to terminate any Plan, or the incurrence by Parent or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan;

(c)          the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(d)         the complete or partial withdrawal from a Multiemployer Plan by Parent or any ERISA Affiliate that results in any Withdrawal Liability (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is, or is expected to be, in reorganization, insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA or that it intends to terminate or has terminated under Section 4041-A of ERISA;

(e)          the institution of a proceeding by a fiduciary of any Multiemployer Plan against Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 60 days;

(f)            the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Parent or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections; or

(g)         a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA).

“euro” and “€”:  the single currency of the EMU as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“euro unit”:  the currency unit of the euro as defined in the EMU Legislation.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the currency of such Loan for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the applicable page of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on the Telerate screen, the “Eurocurrency Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the currency of such Loan at or about 11:00 AM, New York City time (or, if such Loan is denominated in euros, London time), two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurocurrency Loans”:  Loans under any Facility for which the applicable rate of interest is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day, as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans of the same currency under any Facility, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of Holdings, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year (other than any decrease arising from acquisitions by Holdings or its Subsidiaries completed during such period or the application of purchase accounting), (iv) the aggregate net amount of  non-cash loss on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of Holdings minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (g) in the definition of “Consolidated Net Income”, (ii) the aggregate amount actually paid by Holdings and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures and cash acquisitions of intellectual property (minus the principal amount of Indebtedness incurred in connection with such expenditures, and excluding any such expenditures financed with the proceeds of any Reinvestment Deferred Amount and any such expenditures financed with the Unused Equity Proceeds Amount), (iii) the aggregate amount of all prepayments or repayments of Revolving Credit Loans, Swing Line Loans and Multicurrency Loans during such fiscal year to the extent accompanying permanent reductions (to the extent not replaced) of the Revolving Credit Commitments or Multicurrency Commitments, as the case may be, and all optional prepayments of the Tranche B Term Loans and other Funded Debt during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Tranche B Term Loans) of Holdings and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year (other than any increase arising from acquisitions by Holdings or its Subsidiaries completed during such period or the application of purchase accounting), (vi) the aggregate net amount of  non-cash gain on the Disposition of Property by Holdings and its Subsidiaries during such fiscal year (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of Holdings, (viii) the aggregate amount of Restricted Payments made in cash during such fiscal year (to the extent permitted under Section 9.5), (ix) the aggregate amount of Investments made in cash during such fiscal year (to the extent permitted under Section 9.7) except to the extent such Investments are financed with (A) the Unused Equity Proceeds Amount, (B) the proceeds of any Indebtedness of Holdings or any Subsidiary or (C) the proceeds of any Reinvestment Deferred Amount, (x) the aggregate amount of expenditures actually made by Holdings and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period (with such expenditures to be excluded in the fiscal period when they are expensed), and (xi) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Excess Cash Flow Application Date”:  as defined in Section 5.5(c).

“Excluded Foreign Subsidiaries”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of, or any Property of, such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Holdings, result in adverse tax consequences to Holdings or Parent.  Any Subsidiary that Guarantees Indebtedness under any Indenture shall not be an Excluded Foreign Subsidiary.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Existing Issuing Lender”:  each issuer of an Existing Letter of Credit.

“Existing Letters of Credit”:  the letters of credit described on Annex B.

“Existing Parks”:  as defined in Section 6.22.

 “Existing Tranche B Term Loans”:  the term loans made or converted on the Seventh Amendment Effective Date pursuant to Section 2.1 of the Existing Credit Agreement.  As of the Amendment and Restatement Effective Date, after giving effect to the transactions under this Agreement consummated on the Amendment and Restatement Effective Date, the aggregate outstanding principal amount of Existing Tranche B Term Loans is $0.

 “Facility”:  each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”), (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving

Credit Facility”), (c) the Multicurrency Commitments and the extensions of credit made thereunder (the “Multicurrency Facility”) and (d) the Optional Term Loan Commitments, if any, and the Optional Term Loans made thereunder (the “Optional Term Loan Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fixed-to-Floating Swap”:  as defined in Section 9.15.

“Foreign Security Documents”:  the collective reference to all security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person that becomes a Foreign Subsidiary Borrower (or any Guarantor thereof) after the Amendment and Restatement Effective Date to secure the Obligations of any Foreign Subsidiary Borrower (or of any Guarantor thereof) under any Loan Document, as the same may be amended, supplemented or otherwise modified from time to time.

“Foreign Subsidiary”:  any Subsidiary of Holdings or Parent, as applicable, that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”:  any Foreign Subsidiary of Holdings that is or becomes a Foreign Subsidiary Borrower on or prior to the Amendment and Restatement Effective Date, or after the Amendment and Restatement Effective Date pursuant to Section 12.1(b).

“Foreign Subsidiary Opinion”:  with respect to any Person that becomes a Foreign Subsidiary Borrower after the Amendment and Restatement Effective Date, a legal opinion of counsel to such Foreign Subsidiary Borrower addressed to the Administrative Agent and the Lenders concluding that such Foreign Subsidiary Borrower and the Loan Documents to which it is a party substantially comply with the matters listed on Exhibit L, with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve (such approval not to be unreasonably withheld).

“Funded Debt”:  with respect to any Person at any date of determination, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section that matures more than one year from such date of determination.

“Funding Office”:  with respect to Loans in any currency, the office specified from time to time by the Administrative Agent as its funding office for such currency by notice to Holdings and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) having jurisdiction over the Business or the Property of Holdings and its Subsidiaries.

“Governmental Incentives”:  the benefits afforded or available through any economic incentive program sponsored, offered, or otherwise provided by a Governmental Authority in connection with the development, redevelopment or other improvement of a Park in the ordinary course of business.

“Great Escape Agreements”:  collectively, (a) that certain Amended and Restated Operating Agreement of HWP Development LLC dated as of December 30, 2004 among Great Escape Theme Park LLC, BBL HWP LLC, DACWP LLC and Leisure Water LLC, as members, and the following as guarantors or pledgors with respect to certain obligations:  Parent, Donald Led Duke, and Aquatic Development Group Inc., BBL Construction Services, LLC and Kubricky Construction Corp. (as may, subject to Section 9.13, be modified, amended, restated and/or substituted), (b) any and all agreements delivered pursuant thereto or in connection therewith or with the development and operation of the Property described therein, including the financing and refinancing thereof and (c) any and all agreements, documents or instruments entered into in connection with any expansion or development of the Great Escape’s lodge or any hotel or timeshare arrangements located on or adjacent to it.

“Guarantee”:  a guarantee, an indorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.

“Guarantee and Collateral Agreement”:  the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Primary Borrower and each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit A as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantors”:  the collective reference to Holdings, the Primary Borrower (in its capacity as a guarantor) and the Subsidiary Guarantors.

“Hazardous Material”:  any chemical or other material or substance which is now or hereafter prohibited, limited or otherwise regulated in any way under any Environmental Law.

“Hedging Agreement”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Holdings or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.  For avoidance of doubt, Hedging Agreements shall include any interest rate swap or similar agreement that provides for the payment by Holdings or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by Holdings or such Subsidiary of amounts based upon a fixed rate.

“Holdings”:  as defined in the preamble hereto.

“Inactive Subsidiary”:  any Subsidiary of Holdings or Parent, as applicable, that (a) has aggregate assets with a value not in excess of $100,000, (b) conducts no Business and (c) does not Guarantee any Indebtedness under any Indenture.

“Indebtedness”:  for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days (365 days in the case of payables arising out of the purchase of inventory or Capital Expenditures determined without regard to the exclusion contained in the definition of Capital Expenditures in this Section 1.1) of the date the respective goods are delivered or the respective services are rendered and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments (including negotiable instruments) issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) the liquidation value of all redeemable preferred Capital Stock of such Person to the extent redeemable prior to the date which is 91 days after the latest of the (i) Revolving Facilities Termination Date, (ii) maturity date of the Tranche B Term Loans and (iii) maturity date of any Optional Term Loans, and (g) Indebtedness of others Guaranteed by such Person; provided, however, that the provision by Holdings or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-

recourse financings (as determined by Holdings in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Holdings and that is otherwise non-recourse to Holdings and its Subsidiaries shall not be deemed to be Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Indebtedness is recourse, provided that if such Person’s liability for such Indebtedness is contractually limited, only such Person’s share thereof shall be so included.  Anything herein to the contrary notwithstanding, the following shall not constitute Indebtedness: (i) obligations under Hedging Agreements, (ii) obligations with respect to the payment of taxes, fees, costs and expenses, Capital Expenditures and other payments required to be made pursuant to the Marine World Agreements, (iii) obligations in respect of any Indebtedness that has been defeased (either covenant or legal) pursuant to the terms of the instrument creating or governing such Indebtedness, (iv) obligations under the Subordinated Indemnity Agreement or the Partnership Parks Agreements; provided, that obligations described in the foregoing clause (iv) shall constitute Indebtedness for purposes of Section 10(e) and (v) obligations in respect of any Subordinated Parent Advances.

“Indemnified Liabilities”:  as defined in Section 12.5.

“Indemnitee”:  as defined in Section 12.5.

“Indentures”:  collectively, (a) the Parent Indentures and (b) any other indenture pursuant to which Indebtedness of Parent, Holdings or the Primary Borrower may be outstanding at any time, in each case as amended as permitted by this Agreement.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyrightable works, copyright licenses, patents, inventions, discoveries and developments, patent licenses, trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of any business symbolized thereby, trademark licenses, technology, know-how, processes, trade secrets and confidential or proprietary business information, all registrations and applications related thereto, the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations or similar legal protections related thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any

Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan or Multicurrency Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, to the extent available to all applicable Lenders, nine or twelve months) thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, to the extent available to all applicable Lenders, nine or twelve months) thereafter, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)                                  any Interest Period that would otherwise extend beyond the  Revolving Facilities Termination Date or beyond the date final payment is due on the Tranche B Term Loans or the Optional Term Loans, as the case may be, shall end on the Revolving Facilities Termination Date or such due date, as applicable; and
(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investment”:  for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a stated term not exceeding 360 days arising in connection with the sale of inventory, supplies or patron services by such Person in the ordinary course of business, and excluding also any deposit made by such Person in the ordinary course of business of such Person or as an advance payment in respect of a Capital Expenditure (to the extent the making of such Capital Expenditure will not result in a violation of any of the provisions of Section 9.6); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, other than any Guarantee under the Partnership Parks Agreements or the Subordinated Indemnity Agreement; provided, however, that the provision by Holdings or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-recourse financings (as determined by Holdings in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Holdings and that is otherwise non-recourse to Holdings and its Subsidiaries shall not be deemed an Investment; or (d) the entering into of any Hedging Agreement.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issuing Lender”:  the Existing Issuing Lender, JPMorgan Chase Bank, N.A., and any other Revolving Credit Lender from time to time designated by the Primary Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.

“Joinder Agreement”:  each Joinder Agreement, substantially in the form of Exhibit K, entered into pursuant to Section 12.1(b).

“L/C Commitment”:  $60,000,000.

“L/C Fee Payment Date”:  the last day of each March, June, September and December and the last day of the Revolving Facilities Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 4.5.

“L/C Participants”:  with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lender Addendum”:  with respect to any Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Amendment and Restatement Effective Date as provided in Section 12.18 or on the effective date of any Optional Increase Amendment as provided in Section 5.18(d).

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 4.1.

“Lien”:  with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance having the effect of security in respect of such Property.  For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquidity”:  the sum of (a) unrestricted cash and Permitted Investments held by Holdings and its Subsidiaries, (b) the Available Revolving Credit Commitments on such date (with satisfaction of the applicable conditions precedent to Revolving Extensions of Credit to be tested as of such date) and (c) the Available Multicurrency Commitments on such date (with satisfaction of the applicable conditions precedent to Multicurrency Extensions of Credit to be tested as of such date).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”:  Holdings, the Borrowers and each Subsidiary of Holdings that is a party to a Loan Document and, from and after the date that Parent becomes a party to the Guarantee and Collateral Agreement, Parent.

“Majority Revolving Facilities Lenders”:  the holders of more than 50% of the sum of (i) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) the Total Multicurrency Commitments then in effect or, if the Multicurrency Commitments have been terminated, the Total Multicurrency Extensions of Credit then outstanding.

“Majority Term Lenders”:  the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans and any Optional Term Loans.

“Margin Stock”:  “margin stock” within the meaning of Regulations T, U and X of the Board.

“Marine World”:  as defined in the definition of “Marine World Agreements” in this Section 1.1.

“Marine World Agreements”:  collectively, (a) the Parcel Lease dated as of November 7, 1997 between the Marine World Joint Powers Authority (“Marine World”), as landlord, and Park Management Corp. (“Tenant”), as tenant, a Memorandum of which was recorded in the Solano County Recorder’s Office on November 10, 1997 in the Official Records at Series No. 97-76697, as amended by Amendment to Parcel Lease, dated as of May 18, 1999, between Marine World and Tenant, a Memorandum of which was recorded in the Solano County Recorder’s Office on January 7, 2000 in the Official Records at Series No. 2000-2096, and by Second Amendment to Parcel Lease dated as of February 1, 2000, a Memorandum of which was recorded in the Solano County Recorder’s Office on March 27, 2000 in the Official Records at Series No. 2000-23416, and as is being further amended by Third Amendment to Parcel Lease; (b) Reciprocal Easement Agreement dated as of November 7, 1997 between Marine World and Tenant, recorded November 10, 1997 in the Official Records at Series No. 97-76698; (c) Revenue Sharing Agreement dated as of November 7, 1997 by and among Marine World, Tenant and the Redevelopment Agency of the City of Vallejo (“Agency”), as modified or amended by Delegation and Assumption of Obligations Under Revenue Sharing Agreement dated November 7, 1997 and Amendment No. 1 to Revenue Sharing Agreement dated as of January 16, 2003; (d) Amended and Restated 1997 Management Agreement Relating to Marine World entered into as of December 19, 2001 between Marine World and Tenant, as amended by 2005 Amendment to Amended and Restated 1997 Management Agreement Relating to Marine World dated as of March 15, 2005; (e) Cash Flow Management Agreement dated as of January 1, 1993, as modified by Fifth Supplement to Cash Flow Management Agreement dated as of November 1, 1997; (f) Amended and Restated Purchase Option Agreement dated as of  April 21, 2005, with Memorandum of Purchase Option Agreement, recorded in the Official Records of Solano County on July 20, 2005 as Document #200500107582; (g) Development Agreement dated as of April 21, 2005, with the Conditions of Approval from Conditional Use Permit No. 04-0011, recorded in the Official Records of Solano County on June 23, 2005 as Document #200500093467; (h) 1997 Site Lease Relating to Marine World dated as of January 1, 1997 by and between City of Vallejo (the “City”), as Lessor, and Marine World, as Lessee, recorded on January 30, 1997 in the Official Records at Series No. 97-5759; (i) 1997 Lease Agreement Relating to Marine World dated as of January 1, 1997 by and between Marine World, as Lessor, and the City, as Lessee, a Memorandum of which was recorded on January 30, 1997 in the Official Records at Series No. 97-5760, as modified by 1997 First Assignment dated as of January 1, 1997, recorded January 30, 1997 in the Official Records at Series No. 97-5761, 1997 Second Assignment dated as of January 1, 1997, recorded on January 30, 1997 in the Official Records at Series No. 97-5763, 1997 Third Assignment dated as of January 1, 1997, recorded on January 30, 1997 in the Official Records at Series No. 97-5765, First Amendment dated as of December 1, 1999 and Second Amendment dated as of February 1, 2000; (j) 1997 First Sublease Agreement Relating to Marine World dated as of January 1, 1997 by and between the City, as Lessor, and the Agency, as Lessee, with Memorandum thereof recorded January 30,1997 in the Official Records at Series No. 97-5762, as modified by First Amendment dated as of December 1, 1999 and Second Amendment dated as of February 1, 2000; and (k) 1997 Second Sublease Agreement Relating to Marine World by and between the Agency, as Lessor, and Marine World, as Lessee dated as of January 1, 1997, with Memorandum thereof recorded January 30, 1997 in the Official Records at Series No. 97-5764, First Amendment dated as of December 1, 1999 and Second Amendment dated as of February 1, 2000, as any or all of the foregoing has been, or may be, amended, modified, restated and/or assigned, subject to Section 9.13.

“Marine World Contributed Capital Expenditures”:  Capital Expenditures made by Holdings consisting of items which are useful to the business of Marine World, and are, concurrently with the purchase thereof, contributed by Holdings to Marine World.

“Material Adverse Effect”:  a material adverse effect on (a) the Business, Property or financial condition of Holdings and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Amendment”:  as defined in the definition of “Mortgages”.

“Mortgage Assignments”:  as defined in Section 7.1(a).

“Mortgaged Properties”:  the Real Properties listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Lenders has been granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust encumbering the Mortgaged Properties made by the Loan Party party thereto in favor of, or for the benefit of, the Administrative Agent (or its predecessor under the Existing Credit Agreement) for the benefit of the Lenders, as has been amended and are amended by the amendments thereto (or amendments and restatements thereof) delivered on the Amendment and Restatement Effective Date (collectively, the “Mortgage Amendments”), substantially in the form of Exhibit D-1 (with such changes thereto as shall be reasonably advisable under the law of the jurisdiction in which each such Mortgage Amendment is to be recorded), together with any other mortgages and deeds of trust made by any Loan Party in accordance with Section 8.6(b) in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D-2 (with such changes thereto as shall be reasonably advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), in each case as the same may be amended, supplemented, substituted or otherwise modified from time to time.

“Multicurrency Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Multicurrency Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

The aggregate amount of the Total Multicurrency Commitments on the Amendment and Restatement Effective Date is $85,000,000.

“Multicurrency Extensions of Credit”:  as to any Multicurrency Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Multicurrency Loans denominated in Dollars made by such Lender then outstanding and (b) the Dollar Equivalent Amount of all Multicurrency Loans denominated in euro made by such Lender then outstanding.

“Multicurrency Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Multicurrency Lender”:  each Lender that has a Multicurrency Commitment or that is the holder of Multicurrency Loans.

“Multicurrency Loans”:  as defined in Section 3.5.

“Multicurrency Percentage”:  as to any Multicurrency Lender at any time, the percentage which such Lender’s Multicurrency Commitment then constitutes of the Total Multicurrency Commitments (or, at any time after the Multicurrency Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Multicurrency Extensions of Credit then outstanding constitutes of the amount of the Total Multicurrency Extensions of Credit then outstanding).

“Multicurrency Sublimit”:  with respect to all Foreign Subsidiary Borrowers organized under the laws of Mexico, an aggregate amount of $40,000,000.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which contributions have been made by Parent or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Holdings or any Subsidiary in the form of cash and Permitted Investments (including any such proceeds received in such form by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness and other obligations secured by a Lien expressly permitted hereunder on, or amount required to be paid under Capital Lease Obligations relating to, any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements applicable to the transactions) and (ii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets retained by Holdings or any of its

Subsidiaries after such sale or other disposition thereof and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”:  as defined in Section 5.18(e).

“New York Collateral”: as defined in Section 12.7(a).

“Non-Excluded Taxes”:  as defined in Section 5.13.

“Non-Guarantor Subsidiary”:  any Subsidiary that is not a Subsidiary Guarantor.

“Non-U.S. Lender”:  as defined in Section 5.13(d).

“Note”:  any promissory note evidencing any Loan.

“Not Otherwise Applied”:  with reference to any amount of Net Cash Proceeds of any transaction or event or of the Excess Cash Proceeds that are proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 5.5 and (b) has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of any Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender or any Person that was a Lender or an affiliate of a Lender at the time of entry into a Specified Hedge Agreement), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given by any Loan Party in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise; provided, that (a) obligations of any Borrower or any Subsidiary of any Borrower under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Operated Properties”:  as defined in Section 6.17(a).

“Optional Increase Amendment”:  an amendment to this Agreement, in form and substance acceptable to the Primary Borrower, the Administrative Agent and each Lender providing an Optional Term Loan Commitment, executed and delivered pursuant to Section 5.18 to establish an Optional Term Loan Tranche.

“Optional Increase Request”:  as defined in Section 5.18(a).

“Optional Term Loan Commitment”:  as to any Optional Term Loan Lender, the obligation of such Lender, if any, to make an Optional Term Loan to the Primary Borrower hereunder in a principal amount not to exceed the amount set forth in the Optional Increase Amendment related thereto.

“Optional Term Loan Lender”:  each Lender that has an Optional Term Loan Commitment or is the holder of an Optional Term Loan.

“Optional Term Loan Tranche”:  as defined in Section 5.18(b)

“Optional Term Loans”:  as defined in Section 5.18(b).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  as defined in the preamble hereto.

“Parent Indentures”:  collectively, (a) the Indentures dated as of December 5, 2003, April 16, 2003, February 11, 2002 and June 30, 1999, respectively, between Parent and The Bank of New York, as trustee, in each case as amended or supplemented through the Amendment and Restatement Effective Date and thereafter as permitted by this Agreement, and (b) any loan agreement, indenture, note purchase agreement or other instrument or agreement relating to any Indebtedness that is meant to refinance any Indebtedness incurred under any Parent Indenture, in each case as amended as permitted by this Agreement.

“Park”:  collectively, the Existing Parks and any other amusement or attraction park acquired by any of Holdings and its Subsidiaries after the date hereof.

“Parks Disposition”:  collectively, (a) the Disposition completed on April 6, 2007 of the following parks:  Six Flags Darien Lake (outside Buffalo, New York); Six Flags Waterworld (Concord, California); Six Flags Elitch Gardens (Denver, Colorado); Enchanted Village and Wild Waves (outside Seattle, Washington); Six Flags Splashtown (Houston, Texas); and Frontier City and White Water Bay (Oklahoma City, Oklahoma) and (b) the Disposition completed on March 7, 2007 of Six Flags Waterworld/Sacramento (Sacramento, CA) (the “Sacramento Disposition”).

“Participant”:  as defined in Section 12.6(c).

“Participating Member State”:  any member state of EMU which has the euro as its lawful currency.

“Partnership Parks Agreements”:  (a) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., the Primary Borrower and Six Flags Entertainment Corporation and the Related Agreements (as defined therein) and (b) the Overall Agreement dated as of November 24, 1997 among Six Flags Over Texas Fund, Ltd., Flags’ Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., the Primary Borrower and Six Flags Entertainment Corporation, as amended by the Agreement dated as of December 6, 1999 between and among the foregoing parties and Six Flags Fund II, Ltd., and the Related Agreements (as defined therein), in each case, as the same may be modified or amended at any time from time to time, provided such modification or amendment does not violate Section 9.13.

“Payment Amount”: as defined in Section 4.5.

“Payment Office”:  with respect to payments in any currency, the office specified from time to time by the Administrative Agent as its payment office for such currency by notice to the Primary Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Investments”:  (a) Dollars; (b)(i) Pounds Sterling, Euros or any national currency of any participating member state of the EMU or (ii) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (c) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition; (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks; (e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; (g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Primary Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof; (h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds; (k) investment funds investing 90% of their assets in securities of the types described in clauses (a) through (j) above; and (l) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (a) through (k) above denominated in foreign currencies, provided that references to the United States of America (or any agency or instrumentality thereof) shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or Moody’s (or another nationally recognized statistical rating agency selected by the Primary Borrower and reasonably acceptable to the Administrative Agent).

 “Permitted Liens”:  as defined in Section 9.3.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PIERS”:  the 11,500,000 Preferred Income Equity Redeemable Securities representing interests in the Parent’s 7-¼% Convertible Preferred Stock or any Indebtedness or security of Parent, the proceeds of which are used to refinance the PIERS.

“PIERS Repurchase”:  the repayment, repurchase or redemption of the PIERS in full.

“Plan”:  an employee benefit plan (within the meaning of Section 3(3) of ERISA) established or maintained by Parent or any ERISA Affiliate and that is covered by ERISA, other than a Multiemployer Plan.

“Prepayment Date”:  as defined in Section 5.11(d).

“Prepayment Option Notice”:  as defined in Section 5.11(d).

“Pricing Grid”:  the pricing grid attached hereto as Annex A.

“Primary Borrower”:  as defined in the preamble hereto.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”:  as defined in Section 6.1.

“Property”:  any right or interest in or to property of any kind whatsoever, whether Real Property, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness”:  (a) Indebtedness consisting of the deferred purchase price of Property, conditional sale or other obligations under any title retention agreement, installment sales and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and (b) Indebtedness incurred to finance the acquisition by Holdings or a Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of Real Property, the Real Property on which such asset is attached; and provided further, that such Indebtedness is incurred within 180 days after such acquisition, addition or improvement by Holdings or a Subsidiary of such asset.

“Purchase Price”:  with respect to any Acquisition, the sum (without duplication) of (a) the amount of cash paid by Holdings and its Subsidiaries in connection with such Acquisition, (b) the sum of (i) the value (as determined for purposes of such Acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of Holdings or any of its Subsidiaries issued or given as consideration in connection with such Acquisition and (ii) the Qualified Net Cash Equity Proceeds applied to finance such Acquisition, (c) the principal amount (or, if less, the accreted value) at the time of such Acquisition of all Indebtedness incurred, assumed or acquired by Holdings and its Subsidiaries in connection with such Acquisition, (d) all additional purchase price amounts in connection with such Acquisition in the form of earnouts, deferred purchase price and other contingent obligations that are required to be recorded as a liability on the balance sheet of Holdings and its Subsidiaries in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the SEC, (e) all amounts paid by Holdings and its Subsidiaries in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by Holdings and its Subsidiaries in connection with such Acquisition.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Qualified Net Cash Equity Proceeds”:  the Net Cash Proceeds of any offering of Capital Stock of Parent or any of its Subsidiaries so long as (a) such offering was made in express contemplation of an Acquisition, (b) such Capital Stock is not mandatorily redeemable and (c) such Acquisition is consummated within 180 days after receipt by Holdings or such Subsidiary of such Net Cash Proceeds.

“Real Properties”:  all real property, including the improvements thereon, owned by, or leased by, Holdings, the Primary Borrower or its Subsidiaries.

“Recovery Event”:  any settlement of or payment in excess of $2,500,000 in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any Property of Holdings or any of its Subsidiaries.

“Refinancing Expenses”:  with respect to any refinancing, refunding, replacement or renewal of any Indebtedness or the PIERS, accrued and unpaid interest (or dividends) and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection therewith.

“Refunded Swing Line Loans”:  as defined in Section 3.4(b).

“Refunding Date”:  as defined in Section 3.4(c).

“Register”:  as defined in Section 12.6(b)(iv).

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the relevant Borrower to reimburse each Issuing Lender pursuant to Section 4.5 for amounts drawn under Letters of Credit issued by such Issuing Lender for the account of the relevant Borrower.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings or any of its Subsidiaries in connection therewith that, as a result of the delivery of a Reinvestment Notice, are not applied to repay the Loans pursuant to Sections 5.5(b) and 5.11(d).

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which Holdings or the Primary Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer of Holdings or the Primary Borrower stating that no Default or Event of Default has occurred and is continuing and that Holdings or the Primary Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, restore or reconstruct assets useful in its business (including for Subsequent Acquisitions) or reimburse amounts spent in anticipation of the receipt of such Net Cash Proceeds.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, restore, or reconstruct assets useful in business of Holdings and its Subsidiaries (including for Subsequent Acquisitions).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which Holdings or the Primary Borrower shall have determined not to, or shall have otherwise ceased to, acquire, restore or reconstruct assets useful in the business of Holdings and its Subsidiaries (including for Subsequent Acquisitions) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”:  with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

“Release”:  any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata that violates or creates any liability under any Environmental Law.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Single Employer Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure of any Single Employer Plan to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event in accordance with Section 412(d) of the Code).

“Required Lenders”:  at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Tranche B Term Loans then outstanding,(b) the aggregate unpaid principal amount of the Optional Term Loans then outstanding, (c) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (d) the Total Multicurrency Commitments then in effect or, if the Multicurrency Commitments have been terminated, the Total Multicurrency Extensions of Credit then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, senior vice president or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, senior vice president-finance or treasurer of such Person.

“Restricted Payment”:  (a) dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any Capital Stock of Holdings or of any warrants, options or other rights to acquire the same (or to make any payments to any Person (except “earn-out” payments or similar payments in connection with an Acquisition or pursuant to any agreement entered into in connection therewith, in each case where such obligation does not constitute Indebtedness) such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of Holdings or any of its Subsidiaries), but excluding dividends payable solely in shares of common stock of Holdings and (b) in the case of Holdings or any of its Subsidiaries, payments in respect of Subordinated Parent Advances.

“Restricted Payment Deferred Amount”:  with respect to any Restricted Payment Event, the aggregate Net Cash Proceeds received by Holdings or any of its Subsidiaries in connection therewith that, as a result of the delivery of a Restricted Payment Notice, are not applied to repay the Loans pursuant to Section 5.11(d).

“Restricted Payment Event”:  any Asset Sale or Recovery Event in respect of which Holdings or the Primary Borrower has delivered a Restricted Payment Notice.

“Restricted Payment Notice”:  a written notice executed by a Responsible Officer of Holdings or the Primary Borrower stating that no Default or Event of Default has occurred and is continuing and that Holdings or the Primary Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to make a Restricted Payment permitted by Section 9.5(c)(v).

“Restricted Payment Prepayment Amount”:  with respect to any Restricted Payment Event, the Restricted Payment Deferred Amount relating thereto less any amount expended prior to the relevant Restricted Payment Prepayment Date to make a Restricted Payment permitted by Section 9.5(c)(v).

“Restricted Payment Prepayment Date”:  with respect to any Restricted Payment Event, the earlier of (a) the date occurring one year after such Restricted Payment Event and (b) the date on which Holdings or the Primary Borrower shall have determined not to, or shall have otherwise ceased to, to make Restricted Payments permitted by Section 9.5(c)(v) with all or any portion of the relevant Restricted Payment Deferred Amount.

“Revolver Indebtedness”:  Indebtedness of Holdings and its Subsidiaries in respect of Revolving Credit Loans, Multicurrency Loans and Swing Line Loans.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Credit Commitments is $190,000,000.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”:  as defined in Section 3.1.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the Total Revolving Extensions of Credit then outstanding).

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding and (c) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“Revolving Facilities”:  the collective reference to the Multicurrency Facility and the Revolving Credit Facility.

“Revolving Facilities Commitment”:  the collective reference to the Multicurrency Commitments and the Revolving Credit Commitments.

“Revolving Facilities Commitment Period”:  the period from and including the Amendment and Restatement Effective Date to the Revolving Facilities Termination Date.

“Revolving Facilities Extensions of Credit”:  the collective reference to the Multicurrency Extensions of Credit and the Revolving Credit Extensions of Credit.

“Revolving Facilities Lenders”:  the collective reference to the Multicurrency Lenders and the Revolving Credit Lenders.

“Revolving Facilities Termination Date”:  March 31, 2013.

“S&P”:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sacramento Disposition”:  as defined in the definition of “Parks Disposition” in this Section 1.1.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous federal Governmental Authority).

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement (and all assumptions thereof), the Mortgages and the Mortgage Amendments, any Foreign Security Documents and all other security documents which shall have been delivered on or prior to the Amendment and Restatement Effective Date, or are hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same have been, and on and after the Amendment and Restatement Effective Date shall be modified, amended or supplemented in accordance herewith.

“Seventh Amendment”:  the Seventh Amendment, dated as of April 21, 2006, to the Existing Credit Agreement.

“Seventh Amendment Effective Date”:  as defined in Section 4 of the Seventh Amendment, which date was April 21, 2006.

“Shared Services Agreement”:  the Amended and Restated Shared Services Agreement, dated as of January 1, 2006, among Parent, Holdings, the Primary Borrower and PP Data Services Inc., a Subsidiary of Holdings, as the same may be amended in a manner not materially adverse to the interests of the Lenders.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and

(iii) assets shall include insurance coverage and/or indemnification available with respect to any liability.

“Specified Hedge Agreement”:  any Hedging Agreement entered into by Holdings, the Primary Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Spot Exchange Rate”: with respect to any exchange of euro for Dollars, at any date of determination thereof, the spot rate of exchange in London at the opening of business that appears on the display page applicable to euro on the Reuters System (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London) for the conversion of euro into Dollars; provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and if no such similar rate publishing service is available, by reference to the published rate of the Reference Lender in effect at such date for similar commercial transactions.

“Subordinated Indemnity Agreement”:  the Subordinated Indemnity Agreement, dated as of April 1, 1998, among Parent, GP Holdings Inc., Time Warner Inc., Time Warner Entertainment Company, L.P., TW-SPV Co., Holdings, the Primary Borrower, SFOG II, Inc. and SFT Holdings, Inc., as the same has been amended on or prior to the Amendment and Restatement Effective Date, and as the same may be further amended from time to time in a manner not materially adverse to the interests of the Lenders.

“Subordinated Parent Advances”:  unsecured advances from Parent to Holdings subordinated on the terms set forth on Exhibit O, subject to any immaterial changes thereto that are reasonably acceptable to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings, except that such reference shall not include the joint venture established pursuant to the Great Escape Agreements or any Inactive Subsidiary.

“Subsidiary Guarantor”:  each Subsidiary of Holdings other than (a) the Primary Borrower, (b) any Excluded Foreign Subsidiary, (c) Flags Beverages, Inc., Fiesta Texas Hospitality LLC and Spring Beverage Holding Corp. and any other Subsidiary whose only material asset is a liquor license, (d) HWP Development LLC, (e) any Inactive Subsidiary and (f) after the Amendment and Restatement Effective Date, any non-Wholly

Owned Subsidiary that does not execute the Guarantee and Collateral Agreement as permitted by Section 8.6.

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swing Line Lender”:  JPMorgan Chase Bank, N.A., in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”:  as defined in Section 3.3.

“Swing Line Participation Amount”:  as defined in Section 3.4(c).

“Syndication Agents”:  as defined in the preamble hereto.

“Target Operating Day”:  any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Operating System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

 “Tax Sharing Agreement”:  that certain Tax Sharing Agreement, effective as of January 1, 1999 and as amended on or prior to the Amendment and Restatement Effective Date, among Parent, Holdings, and those Subsidiaries which are parties thereto, as the same may be further amended in a manner not materially adverse to the interests of the Lenders.

“Total Multicurrency Commitments”:  at any time, the aggregate amount of the Multicurrency Commitments then in effect.

“Total Multicurrency Extensions of Credit”:  at any time, the aggregate amount of the Multicurrency Extensions of Credit of the Multicurrency Lenders outstanding at such time.

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Tranche B Maturity Date”:  April 30, 2015.

“Tranche B Prepayment Amount”:  as defined in Section 5.11(d).

“Tranche B Term Loan”:  as defined in Section 2.1.

“Tranche B Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan (or convert its Existing Tranche B Term Loans into a Tranche B Term Loan) to the Primary Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The aggregate amount of the Tranche B Term Loan Commitments on the Amendment and Restatement Effective Date is $850,000,000.

“Tranche B Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Tranche B Term Loan Lender”:  each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Percentage”:  as to any Lender at any time, the percentage which the principal amount of such Lender’s Tranche B Term Loan then outstanding constitutes of the aggregate principal amount of all Tranche B Term Loans then outstanding.

“Transactions”:  the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferee”:  as defined in Section 12.15.

“Treaty on European Union”:  the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Uniform Commercial Code”:  the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“Unused Equity Proceeds Amount”:  on any date, the difference of (a) the amount of cash equity contributed by Parent to Holdings during the period between the Amendment and Restatement Effective Date and such date, minus (b) the amount expended by Holdings and its Subsidiaries during such period in respect of (i) expenditures which would otherwise be Capital Expenditures but for the exclusion set forth in clause (b)(iv) of the definition thereof in this Section 1.1 and (ii) Investments made pursuant to Section 9.4(e)(i) (other than any such Investments made with existing cash, cash flow generated by operations and/or the proceeds of Loans hereunder to the extent permitted under this Agreement).

“U.S.A. PATRIOT Act”:  (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended or modified from time to time.

“Wholly Owned Subsidiary”:  with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares or equity interests held by foreign nationals, in each case to the extent mandated by applicable law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2.                              Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Parent, Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)         Except as specifically provided herein, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)          Each reference to the “Credit Agreement” in any Loan Document shall be deemed to be a reference to this Agreement, as amended, restated and supplemented from time to time after the date hereof.

(f)            When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day,

the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 2.    AMOUNT AND TERMS OF TRANCHE B
TERM LOAN COMMITMENTS

2.1.                              Tranche B Term Loan Commitments.  (a) Subject to the terms and conditions hereof, the Tranche B Term Loan Lenders severally agree to make term loans (or, in the case of a Continuing Tranche B Term Loan Lender, pursuant to clause (b) below, elects to convert all or a portion of such Continuing Tranche B Term Loan Lender’s Existing Tranche B Term Loans) denominated in Dollars (each, a “Tranche B Term Loan”) to the Primary Borrower on the Amendment and Restatement Effective Date in an amount for each Tranche B Term Loan Lender not to exceed the Tranche B Term Loan Commitment of such Lender.  The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Primary Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 5.6.

(b)         In connection with the making of the Tranche B Term Loans pursuant to clause (a) above, by delivering written notice to the Administrative Agent on or prior to the Amendment and Restatement Effective Date, any Continuing Tranche B Term Loan Lender may elect to make all or any portion of such Lender’s Tranche B Term Loan requested by the Primary Borrower to be made on the Amendment and Restatement Effective Date by converting all or a portion of the outstanding principal amount of the Existing Tranche B Term Loans held by such Lender into a Tranche B Term Loan in a principal amount equal to the amount of the loans so converted (each, a “Converted Term Loan”).  On the Amendment and Restatement Effective Date, the Converted Term Loans shall be converted for all purposes of this Agreement into Tranche B Term Loans, and the Administrative Agent shall record in the Register the aggregate amounts of Converted Term Loans converted into Tranche B Term Loans.  Any written notice to the Administrative Agent delivered by an applicable Continuing Tranche B Term Loan Lender pursuant to this Section shall specify the amount of such Lender’s Tranche B Term Loan Commitment and the principal amount of the Existing Tranche B Term Loans held by such Lender that are to be converted into a Tranche B Term Loan.

2.2.                              Procedure for Term Loan Borrowing.  (a) The Primary Borrower shall deliver to the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the anticipated Amendment and Restatement Effective Date, in the case of Eurocurrency Loans and (ii) one Business Day prior to the anticipated Amendment and Restatement Effective Date, in the case of Base Rate Loans) requesting that the Tranche B Term Loan Lenders make the Tranche B Term Loans on the Amendment and Restatement Effective Date and specifying the amount to be borrowed.  No Tranche B Term Loan may be converted into or continued as a Eurocurrency Loan having an interest period in excess of one month prior to the date that is 30 days after the Amendment and Restatement Effective Date.  Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Loan Lender thereof.  Not later than 12:00 Noon, New York City time, on the Amendment and Restatement Effective Date each Tranche B Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan to be made by such Lender, provided that any Converted Term Loan of such Lender shall be applied toward satisfaction of the foregoing funding requirement.  Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche B Term Loan Lenders to prepay the Existing Tranche B Term Loans outstanding on such date.

(b)         Notwithstanding anything to the contrary in this Agreement, the Interest Period in effect on the Amendment and Restatement Effective Date in respect of any Converted Term Loan (each a “Current Interest Period”) will continue to be in effect for such Loan following the Amendment and Restatement Effective Date, and the initial Interest Period of any Tranche B Term Loan funded on the Amendment and Restatement Effective Date will end on the last day of a Current Interest Period agreed to by the Primary Borrower and the Administrative Agent.

2.3.                              Repayment of Tranche B Term Loans.  The Tranche B Term Loan of each Tranche B Term Loan Lender shall mature in 32 installments, commencing on September 30, 2007, each of which shall be in an amount equal to such Lender’s Tranche B Term Loan Percentage multiplied by the amount set forth below opposite such installment and on the date indicated for such installment:

Installment	Principal Amount

September 30, 2007	$2,125,000.00
December 31, 2007	$2,125,000.00
March 31, 2008	$2,125,000.00
June 30, 2008	$2,125,000.00
September 30, 2008	$2,125,000.00
December 31, 2008	$2,125,000.00
March 31, 2009	$2,125,000.00
June 30, 2009	$2,125,000.00
September 30, 2009	$2,125,000.00
December 31, 2009	$2,125,000.00
March 31, 2010	$2,125,000.00
June 30, 2010	$2,125,000.00
September 30, 2010	$2,125,000.00
December 31, 2010	$2,125,000.00
March 31, 2011	$2,125,000.00
June 30, 2011	$2,125,000.00
September 30, 2011	$2,125,000.00
December 31, 2011	$2,125,000.00
March 31, 2012	$2,125,000.00
June 30, 2012	$2,125,000.00
September 30, 2012	$2,125,000.00
December 31, 2012	$2,125,000.00
March 31, 2013	$2,125,000.00
June 30, 2013	$2,125,000.00
September 30, 2013	$2,125,000.00

Installment	Principal Amount

December 31, 2013	$2,125,000.00
March 31, 2014	$2,125,000.00
June 30, 2014	$2,125,000.00
September 30, 2014	$2,125,000.00
December 31, 2014	$2,125,000.00
March 31, 2015	$2,125,000.00
April 30, 2015	$784,125,000.00

SECTION 3.    AMOUNT AND TERMS OF THE REVOLVING FACILITIES
COMMITMENTS AND SWING LINE COMMITMENT

3.1.                              Revolving Credit Commitments.  (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans denominated in Dollars (“Revolving Credit Loans”) to the Primary Borrower from time to time during the Revolving Facilities Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment.  During the Revolving Facilities Commitment Period the Primary Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, provided, that the aggregate amount of Revolving Credit Loans made on the Amendment and Restatement Effective Date shall not exceed $110,000,000.  The Revolving Credit Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Primary Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 5.6, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Facilities Termination Date.

(b)         The Primary Borrower shall repay all outstanding Revolving Credit Loans on or before the Revolving Facilities Termination Date.

3.2.                              Procedure for Revolving Credit Borrowing.  The Primary Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Facilities Commitment Period, provided that the Primary Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the initial Interest Period therefor.  Any Revolving Credit Loans made on the Amendment and Restatement Effective Date shall initially be Base Rate Loans.  Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swing Line Lender may request, on behalf of the Primary Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 3.4.  Upon receipt of any such notice from the Primary Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Primary Borrower at the relevant Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Primary Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Primary Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

3.3.                              Swing Line Commitment.  (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Facilities Commitment Period, it will make available to the Primary Borrower in the form of swing line loans denominated in Dollars (“Swing Line Loans”) a portion of the credit otherwise available to the Primary Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Extensions of Credit hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Primary Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  During the Revolving Facilities Commitment Period, the Primary Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(b)         The Primary Borrower shall repay all outstanding Swing Line Loans on or before the Revolving Facilities Termination Date.

3.4.                              Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.  (a) The Primary Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Facilities Commitment Period, provided, such Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan.  The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Primary Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Primary Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan to the Primary Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the relevant Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 10(g), (h) or (i) shall have occurred and be continuing with respect to the Primary Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 3.4(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any Borrower may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 7.2; (iii) any adverse change in the condition (financial or otherwise) of Parent,

Holdings or any Borrower; (iv) any breach of this Agreement or any other Loan Document by Parent, Holdings or any Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5.                              Multicurrency Commitments.  (a) Subject to the terms and conditions hereof, the Multicurrency Lenders severally agree to make revolving credit loans denominated in Dollars or euro (at the option of the relevant Borrower) (“Multicurrency Loans”) to the Primary Borrower or any Foreign Subsidiary Borrower from time to time during the Revolving Facilities Commitment Period; provided, that (i) after giving effect to the Multicurrency Loans made on any Borrowing Date, (a) the Available Multicurrency Commitment shall not be less than zero and (ii) no Multicurrency Loans shall be made to any Foreign Subsidiary Borrower if, after giving effect thereto, the amount of the Multicurrency Extensions of Credit outstanding to such Foreign Subsidiary Borrower would exceed the Multicurrency Sublimit of such Foreign Subsidiary Borrower, if any.  During the Revolving Facilities Commitment Period the Borrowers may use the Multicurrency Commitments by borrowing, prepaying the Multicurrency Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Multicurrency Loans may from time to time be Eurocurrency Loans or (in the case only of Multicurrency Loans denominated in Dollars) Base Rate Loans, as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 3.6 and 5.6; provided that no Multicurrency Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Facilities Termination Date.

(b) The Primary Borrower shall (and shall cause the other relevant Borrowers to) repay all outstanding Multicurrency Loans on or prior to the Revolving Facilities Termination Date.

3.6.                              Procedure for Multicurrency Borrowing.  Any Borrower may borrow under the Multicurrency Commitments on any Business Day during the Revolving Facilities Commitment Period, provided that the relevant Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time (or, in the case of Loans denominated in euros, London time), (a) three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount, Type and currency of the Multicurrency Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the initial Interest Period therefor.  No Multicurrency Loans may be made on the Amendment and Restatement Effective Date and no Multicurrency Loans may be made in euro prior to the date which is three Business Days following the Amendment and Restatement Effective Date.  Each borrowing of Multicurrency Loans under the Multicurrency Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Multicurrency Commitments are less than $1,000,000, such lesser amount), (y) in the case of Eurocurrency Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) in the case of Eurocurrency Loans denominated in euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender thereof.  Each Multicurrency Lender will make its Multicurrency Percentage of the amount of each borrowing of Multicurrency Loans available to the Administrative Agent for the account of the relevant Borrower at the relevant Funding Office prior to 12:00 Noon, New York City time (in the case of Multicurrency Loans denominated in Dollars), or prior to 12:00 Noon, London time (in the case of Multicurrency Loans denominated in euro), on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the relevant Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

3.7.                              Certain Prepayments.  If, on the date on which the interest rate is to be determined for any Interest Period in respect of a Eurocurrency Loan under the Multicurrency Facility, the amount of the Total Multicurrency Extensions of Credit exceeds 105% of the Total Multicurrency Commitments, the Primary Borrower shall, or shall cause the relevant Borrower to, as soon as practicable and in any event within three Business Days after such date, prepay outstanding Multicurrency Loans in an amount so that after giving effect to any such prepayments, the amount of the Total Multicurrency Extensions of Credit does not exceed the Total Multicurrency Commitments.

SECTION 4.    LETTERS OF CREDIT

4.1.                              L/C Commitment.  (a) Prior to the Amendment and Restatement Effective Date, the Existing Issuing Lender has issued the Existing Letters of Credit under the Existing Credit Agreement which, from and after the Amendment and Restatement Effective Date, shall constitute Letters of Credit hereunder.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 4.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Amendment and Restatement Effective Date pursuant to this Section 4, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Facilities Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Facilities Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

4.2.                              Procedure for Issuance of Letter of Credit.  Any Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request.  Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the relevant Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower.  Each Issuing Lender shall promptly furnish to the Administrative Agent, notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

4.3.                              Fees and Other Charges.  (a) Each Borrower will pay a fee on the aggregate daily average drawable amount of all outstanding Letters of Credit issued for such Borrower’s account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of any such Letter of Credit.  In addition, each Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate daily average drawable amount of all outstanding Letters of Credit issued for such Borrower’s account by such Issuing Lender of an amount to be agreed upon by the relevant Borrower and the relevant Issuing Lender, payable on such terms as are agreed to by such Borrower and the Issuing Lender.

(b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for such Borrower’s account.

4.4.                              L/C Participations.  (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 4.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing

Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 4.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.  A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 4.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

4.5.                              Reimbursement Obligation of the Borrowers.  Each Borrower agrees to reimburse each Issuing Lender for the amount of (a) such draft so paid and (b) any Other Taxes or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”), on the Business Day that such Borrower receives notice of such draft, if such notice is received on such day (or if such Borrower shall have received such notice later than 10:00 A.M. New York City time on such Business Day, on the immediately following Business Day).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 5.8(b) and (ii) thereafter, Section 5.8(c).  Each drawing under any Letter of Credit shall (unless an event of the type described in Section 10(g), (h) or (i) shall have occurred and be continuing with respect to the Borrower for whose account such Letter of Credit was issued, in which case the procedures specified in Section 4.4(a) for funding by L/C Participants shall apply) constitute a request by such Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

4.6.                              Obligations Absolute.  Each Borrower’s obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that any Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 4.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it for such Borrower’s account, or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

4.7.                              Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

4.8.                              Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.

SECTION 5.    CERTAIN PROVISIONS APPLICABLE TO
THE LOANS AND THE LETTERS OF CREDIT

5.1.                              Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender (i) the then unpaid principal amount of each Revolving Credit Loan and each Multicurrency Loan made by such Lender to such Borrower, on the Revolving Facilities Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 10) and (ii) the principal amount of the Tranche B Term Loan made by such Lender to such Borrower, in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 10).  Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to it from time to time outstanding from the date of such Loans until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.8.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of each Borrower, shall maintain the Register pursuant to Section 10, and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made or continued hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 5.1(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a promissory note of such Borrower evidencing any Tranche B Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1 or G-2, respectively, with appropriate insertions as to date and principal amount.

5.2.                              Commitment Fees, Etc.  (a) The Primary Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Amendment and Restatement Effective Date to the last day of the Revolving Facilities Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Facilities Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Primary Borrower agrees to pay to the Administrative Agent for the account of each Multicurrency Lender a commitment fee for the period from and including the Amendment and Restatement Effective Date to the last day of the Revolving Facilities Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Multicurrency Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Facilities Termination Date, commencing on the first of such dates to occur after the date hereof.

(c) The Primary Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Primary Borrower and the Administrative Agent.

5.3.                              Termination or Reduction of Revolving Credit Commitments; Multicurrency Commitments.  (a) The Primary Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided, that such termination or reduction of Revolving Credit Commitments shall be permitted only to the extent that, after giving effect thereto and to any prepayments of the Revolving Credit Loans or Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit do not exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

(b) The Primary Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Multicurrency Commitments or, from time to time, to reduce the aggregate amount of the Multicurrency Commitments; provided that such termination or reduction of Multicurrency Commitments shall be permitted only to the extent that, after giving effect thereto and to any prepayments of the Multicurrency Loans made on the effective date thereof, the Total Multicurrency Extensions of Credit do not exceed the Total Multicurrency Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Multicurrency Commitments then in effect.

5.4.                              Optional Prepayments.  Any Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty (except as otherwise provided in Section 5.11(b)), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that (a) if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 5.14 and (b) no prior notice is required for the prepayment of Swing Line Loans.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans, Multicurrency Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans (other than Swing Line Loans) shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof (in the case of Loans denominated in Dollars) or €1,000,000 or a whole multiple thereof (in the case of Loans denominated in euro).  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

5.5.                              Mandatory Prepayments and Commitment Reductions.  (a) If any Indebtedness shall be incurred by Holdings or any of its Subsidiaries (excluding any

Indebtedness permitted by Section 9.2), then, on the date of such incurrence the Loans shall be prepaid, by an amount equal to the amount of the Net Cash Proceeds of such incurrence, as set forth in Section 5.5(d), together with any amounts required by Section 5.11(b).

(b) If on any date Holdings or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, the Loans shall be prepaid, on or before the date which is 30 days following the date of receipt of such Net Cash Proceeds, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 5.5(d); provided that, notwithstanding the foregoing:

(i)                                     no prepayment of the Loans shall be required to be made under this Section 5.5(b) in respect of the Net Cash Proceeds received by Holdings or any of its Subsidiaries from any Asset Sale or Recovery Event in respect of which a Reinvestment Notice has been delivered (or is delivered within 30 days), so long as, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Asset Sale or Recovery Event, as set forth in Section 5.5(d) and
(ii)                                  no prepayment of the Loans shall be required to be made under this Section 5.5(b) in respect of $500,000,000 in the aggregate of Net Cash Proceeds received by Holdings or any of its Subsidiaries from any Asset Sale or Recovery Event in respect of which a Restricted Payment Notice has been delivered that specifies the amount of such Net Cash Proceeds to be applied by Parent in respect of the PIERS Repurchase or refinancing or repayment of Indebtedness under any Indenture of Parent, as applicable, so long as, on each Restricted Payment Prepayment Date, the Loans shall be prepaid by an amount equal to the Restricted Payment Prepayment Amount with respect to the relevant Asset Sale or Recovery Event as set forth in Section 5.5(d).

(c) Subject to the last sentence of this paragraph, if, for any fiscal year of Holdings commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Tranche B Term Loans shall be prepaid by an amount equal to 50% of such Excess Cash Flow, as set forth in Section 5.5(d).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the earlier of (i) the date on which the financial statements of Holdings referred to in Section 8.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.  No prepayment shall be required pursuant to this paragraph (c) in respect of any fiscal year if the Consolidated Leverage Ratio at the end of such fiscal year was less than 3.5 to 1.0.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Tranche B Term Loans and, second, after the Tranche B Term Loans have been prepaid in full, to prepay the Revolving Credit Loans, Multicurrency Loans and/or Swing Line Loans pro rata according to the respective Revolving Credit Percentages and Multicurrency Percentages of the relevant Lender (in each case without any corresponding reduction of the Commitments hereunder).  The application of any prepayment of Loans under any Facility pursuant to this Section shall be made, first, to Base Rate Loans under such Facility and, second, to Eurocurrency Loans under such Facility.  Each prepayment of the Loans under this Section (except in the case of Revolving Credit Loans and Multicurrency Loans that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.  Pending the final application of Net Cash Proceeds, the Borrowers may temporarily prepay outstanding Revolving Credit Loans, Multicurrency Loans and/or Swing Line Loans or otherwise make Permitted Investments.

Notwithstanding any of the other provisions of this Section 5.5, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Loans is required to be made under this Section 5.5, prior to the last day of the Interest Period therefor and less than three months are remaining in such Interest Period, in lieu of making any payment pursuant to this Section 5.5 in respect of any such Eurocurrency Loan prior to the last day of the Interest Period therefor, the relevant Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account maintained with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 5.5.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 5.5.

5.6.                              Conversion and Continuation Options.  (a) Any Borrower may elect from time to time to convert Eurocurrency Loans of such Borrower under any Facility denominated in Dollars to Base Rate Loans under such Facility by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may be made only on the last day of an Interest Period with respect thereto.  Any Borrower may elect from time to time to convert Base Rate Loans under any Facility to Eurocurrency Loans in Dollars under such Facility by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurocurrency Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Term Lenders or the Majority Facilities Lenders, as applicable, have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Borrower may elect to continue any Eurocurrency Loan under any Facility as Eurocurrency Loans in the same currency under such Facility upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such (i)

when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Term Lenders or the Majority Revolving Facilities Lenders, as applicable, have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the relevant Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans (A) in the case of Loans in Dollars, shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period and (B) in the case of Loans in euro, shall be continued for Interest Periods of one month or such shorter duration as the Administrative Agent shall select.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

5.7.                              Minimum Amounts and Maximum Number of Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of Eurocurrency Loans denominated in Dollars, or €5,000,000 or a whole multiple of €1,000,000 in excess thereof, in the case of Eurocurrency Loans denominated in euro, and (b) no more than 12 Eurocurrency Tranches shall be outstanding at any one time.

5.8.                              Interest Rates and Payment Dates.  (a) Each Eurocurrency Loan under each Facility shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin for such Facility.

(b) Each Base Rate Loan under each Facility shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for such Facility.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

5.9.                              Computation of Interest and Fees.  (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the relevant Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 5.8(a).

5.10.                        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the relevant Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for the relevant currency for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Term Lenders or the Majority Revolving Facilities Lenders, as applicable, that the Eurocurrency Rate for the relevant currency determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x)(i) any Eurocurrency Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, and (ii) any Eurocurrency Loans denominated in euro under the relevant Facility requested to be made on the first day of such Interest Period shall be made at the rate determined by the Administrative Agent as its cost of funding such Loans plus the Applicable Margin for Eurocurrency Loans under such Facility, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Base Rate Loans and (z)(i) any outstanding Eurocurrency Loans denominated in Dollars under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans and (ii) any Eurocurrency Loans denominated in euro shall be repaid on the last day of the current Interest Period and may be reborrowed in Dollars in accordance with the provisions of Section 3.2.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurocurrency Loans.

5.11.                        Pro Rata Treatment and Payments.  (a) Each borrowing (other than the borrowing of Optional Term Loans) by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Tranche B Term Loan Percentages, Multicurrency Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

(b) Except as provided in Section 5.11(d), each payment (including each prepayment) of the Tranche B Term Loans shall be allocated among the Tranche B Term Loan Lenders holding such Tranche B Term Loans pro rata based on the principal amount of Tranche B Term Loans held by such Tranche B Term Loan Lenders, and shall be applied to the installments of such Tranche B Term Loans pro rata based on the remaining outstanding principal amount of such installments.  Amounts prepaid on account of the Tranche B Term Loans may not be reborrowed.  All prepayments of the Tranche B Term Loans effected on or prior to the first anniversary of the Amendment and Restatement Effective Date with the proceeds of a substantially concurrent borrowing or repricing of loans under any secured credit facilities pursuant to this Agreement or otherwise (excluding a refinancing of all of the Loans outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction), provided that the primary purpose of such transaction is not to refinance Indebtedness hereunder at an Applicable Margin or similar interest rate spread more favorable to the Borrowers), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the Applicable Margin or similar interest rate spread applicable to such new loans is or, upon the satisfaction of certain conditions, would be less than the Applicable Margin applicable to the Tranche B Term Loans as of the date hereof.

(c) Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Credit Loans or the Multicurrency Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans or Multicurrency Loans, as the case may be, then held by the Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.  In relation to the payment of any amount of euro, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in London as the Administrative Agent shall from time to time nominate for this purpose.

(d) Notwithstanding anything to the contrary in Sections 5.5 or 5.11, so long as any of the Revolving Facilities Commitments are in effect, each Tranche B Term Loan Lender may, at its option, decline all or any portion of any mandatory payment applicable to the Tranche

B Term Loan of such Lender; accordingly, with respect to the amount of any mandatory prepayment described in Section 5.5 that is allocated to Tranche B Term Loans (such amount, the “Tranche B Prepayment Amount”), at any time when any of the Revolving Facilities Commitments are in effect, Holdings will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in Section 5.5(d), on the date specified in Section 5.5 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Term Loan Lender a notice (each, a “Prepayment Option Notice”) as described below.  As promptly as practicable after receiving such notice from Holdings, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit H, and shall include an offer by Holdings to cause the Primary Borrower to prepay on the date (each a “Prepayment Date”) that is 2 Business Days after the date of the Prepayment Option Notice, the Tranche B Term Loan of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loan.  On the Prepayment Date, (i) the Primary Borrower shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding Tranche B Term Loans in respect of which Tranche B Term Loan Lenders have accepted prepayment as described above (such Lenders, the “Accepting Lenders”), and such amount shall be applied to reduce the Tranche B Prepayment Amounts, as applicable, with respect to each Accepting Lender, (ii) the Primary Borrower shall pay to the Administrative Agent an amount equal to 50% of the portion of the Tranche B Prepayment Amount not accepted by the Tranche B Term Loan Lenders (or, if the aggregate outstanding principal amount of Revolving Credit Loans, Multicurrency Loans and Swing Line Loans is less than such portion, such lesser amount), and the outstanding Revolving Credit Loans, Multicurrency Loans and Swing Line Loans shall be automatically prepaid by such amount, pro rata according to the respective Revolving Credit Percentages and Multicurrency Percentages of the relevant Lender (but without any corresponding permanent reduction in any of the Revolving Facilities Commitments), and (iii) the Primary Borrower shall be entitled to retain the remaining portion of the Tranche B Prepayment Amount not accepted by the Tranche B Term Loan Lenders (the “Declined Proceeds”).

(e) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, local time in the city of the relevant Payment Office, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the relevant Payment Office, in Dollars (or in euro, in the case of payments of principal or interest in respect of Loans denominated in euro) and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, local time in the city of the relevant Payment Office, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate (in the case of amounts in Dollars) or at the rate determined by the Administrative Agent as its cost of funding such amounts (in the case of amounts in euro), in each case for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount (but only to the extent theretofore made available by it to the relevant Borrower) with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility (in the case of Loans denominated in Dollars) or the rate determined by the Administrative Agent as its cost of funding such amounts, plus the Applicable Margin for Eurocurrency Loans under such Facility (in the case of Loans denominated in euro) on demand, from the relevant Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate (in the case of Loans denominated in Dollars) or the rate determined by the Administrative Agent as its cost of funding such amounts, plus the Applicable Margin for Eurocurrency Loans under such Facility (in the case of Loans denominated in euro).  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(h) In the event that (i) a Borrower gives notice to the Administrative Agent that (A) such Borrower intends to make a borrowing under Section 3.6 of Multicurrency Loans denominated in euro, (B) such Borrower intends, on the requested Borrowing Date for such Eurocurrency Loans, to prepay under Section 5.4 Multicurrency Loans denominated in Dollars and (C) after giving effect to such borrowing and prepayment, the Available Multicurrency Commitment shall not be less than zero, and (ii) if (after giving effect to such requested Multicurrency Loans, but before giving effect to such prepayment) the Available Multicurrency

Commitment shall be less than zero, the Administrative Agent may, in reliance on the foregoing notice, make available to such Borrower the amount of such requested Multicurrency Loans; provided, however, that, in the event that such Borrower fails to make such prepayment on the requested Borrowing Date, such Borrower shall, without notice or demand, immediately prepay the Multicurrency Loans made to it in an aggregate principal amount equal to the amount by which the aggregate Multicurrency Extensions of Credit exceeds the aggregate Multicurrency Commitments then in effect, together with interest accrued to the date of such prepayment and any amounts payable under Section 5.14.

(i)             A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment.  With respect to the payment of any amount denominated in euro, the Administrative Agent shall not be liable to any Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in the euro unit to the account with the bank in the principal financial center in the Participating Member State which the relevant Borrower or, as the case may be, any Lender shall have specified for such purpose.  In this paragraph (i), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euro.

5.12.                        Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and changes in the rate of tax on the overall net income of such Lender);
(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or
(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Primary Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Primary Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  No amount shall be payable pursuant to this Section 5.12 with respect to taxes, except to the extent the amount would be payable pursuant to, and subject to the requirements of, Section 5.13.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Primary Borrower (with a copy to the Administrative Agent) of a written request therefor, the Primary Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Primary Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Primary Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) The Primary Borrower shall not be required to compensate a Lender pursuant to Section 5.12 for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Primary Borrower of its intention to demand, compensation therefor, provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

5.13.                        Taxes.  (a) All payments made by any Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent, Lender or Transferee as a result of a present or former connection between such Agent, Lender or Transferee and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s, Lender’s or Transferee’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings other than such excluded net income and franchise taxes (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent, Lender or Transferee hereunder, the amounts so payable to such Agent, Lender or Transferee shall be increased to the extent necessary to yield to such Agent, Lender or Transferee (after payment of all Non-Excluded Taxes or Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that no Borrower shall be required to increase any such amounts payable to any Agent, Lender or Transferee with respect to any Non-Excluded Taxes (i) that are attributable to any extent to such Agent’s, Lender’s or Transferee’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Agent, Lender or Transferee at the time such Agent, Lender or Transferee becomes a party to this Agreement (or, in the case of a Participant, the Lender selling participations to such Participant), except to the extent that such Agent’s, Lender’s or Transferee’s assignor (if any) (or, in the case of a Participant, the Lender selling participations to such Participant) was entitled, at the time of assignment (or the sale of the participations), to receive additional amounts from the relevant Borrower with respect to such Non-Excluded Taxes pursuant to this Section 5.13.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, reasonably promptly thereafter, such Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If the relevant Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.  The agreements in this Section 5.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) or Agent that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (each a “Non-U.S. Lender”) shall deliver to the Primary Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Primary Borrower and the Administrative Agent) two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with all additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section), as applicable, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender (i) certifying each such Form W-8BEN or W-8ECI filer’s entitlement to a zero rate of, or a complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by any Borrower under this Agreement and the other Loan Documents, or (ii) if the Non-U.S. Lender is claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the

Code with respect to payments of “portfolio interest”, attaching to such Non-U.S. Lender’s Form W-8BEN a statement substantially in the form of Exhibit I.  Such forms shall be true and accurate and shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Primary Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Primary Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Primary Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.  Each Lender (or Transferee) or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender (or Transferee) or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(e) A Lender (or Transferee) or Agent that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent or, in the case of a Participant, to the Lender from which the related participation has been purchased for transmittal to the Borrower and the Administrative Agent) at the time or times prescribed by law or as reasonably requested by such Borrower, such properly completed and executed true and accurate documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Borrower furnishes such documentation to such Lender, such Lender (or Transferee) or Agent is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Agent, Lender or Transferee determines, in its sole discretion, exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 5.13, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 5.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Transferee (as determined in the sole discretion exercised in good faith,  of the Agent, Lender or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of such Agent, Lender or Transferee, agrees to repay the amount paid over to that Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Transferee in the event such Agent, Lender or Transferee is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent, Lender or

Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

5.14.                        Indemnity.  Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by such Borrower of a prepayment or conversion of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Primary Borrower, on behalf of the relevant Borrower, by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.15.                        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change after the date hereof in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (such conversion to be effected at the Spot Exchange Rate in effect on such conversion date, in the case of conversion of Loans in euro to Base Rate Loans).  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower in respect of such Eurocurrency Loans shall pay to such Lender such amounts, if any, as may be required pursuant to Section 5.14.

5.16.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 5.12, 5.13 or 5.15 with respect to such Lender, it will, if requested by the Primary Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Sections 5.12, 5.13 or 5.15.

5.17.                        Replacement of Lenders under Certain Circumstances.  The Primary Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 5.12 or 5.13, or gives a notice of illegality pursuant to Section 5.15, or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have taken all actions under Section 5.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.12 or 5.13 or to eliminate any illegality described in a notice of illegality under Section 5.15, (iv) if applicable, the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) if applicable, the Primary Borrower shall be liable to such replaced Lender under Section 5.14 (as though Section 5.14 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) if applicable, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii)  if applicable, the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Primary Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Primary Borrower shall pay all additional amounts (if any) required pursuant to Section 5.12 or 5.13, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

5.18.                        Optional Increase of Facilities.  (a) In accordance with the provisions of this Section 5.18, the Primary Borrower may, at its option, at any one time after the Amendment and Restatement Effective Date, request in writing (an “Optional Increase Request”) that the Facilities be increased by up to $300,000,000 (which Optional Increase Request may include a request for a delayed draw term loan facility), provided that (i) no Default or Event of Default shall exist at the time of or after giving effect to such increase and the use of proceeds thereof, (ii) the Loan Parties shall be in pro forma compliance with Section 9.1 (regardless of whether there are any outstanding Revolving Facilities Extensions of Credit) after giving effect to such increase (as if such increase had become effective on the first day of the applicable period of four consecutive fiscal quarters) and the use of proceeds thereof, (iii) the Consolidated Leverage Ratio, calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b)) or (e) after giving pro forma effect to such increase (as if such increase had become effective on the first day of such period) and the use of proceeds thereof, shall be less than or equal to 6.5 to 1.0, (iv) the Administrative Agent shall have received evidence satisfactory to it that the incurrence of such additional Indebtedness will not violate the terms of the Indentures (other than any such Indenture the Indebtedness under which will be simultaneously refinanced in full with the proceeds of such increase) and (v) the proceeds of such Loans shall be applied in accordance with the last sentence of Section 6.16.

(b) Any optional increase under this Section shall be on terms and conditions to be agreed upon by the Primary Borrower, the Administrative Agent and each Lender providing an Optional Term Loan Commitment, and shall consist of one additional term loan tranche (which may be a delayed draw term facility) (the “Optional Term Loan Tranche”; the loans thereunder, the “Optional Term Loans”), provided that (i) any such Optional Term Loans shall not amortize (on a percentage basis) any faster than the Tranche B Term Loans and shall not mature prior to the final maturity date of the Tranche B Term Loans in accordance with Section 2.3 and (ii) any such Optional Term Loans shall have such pricing as may be agreed by the Primary Borrower and the Lenders providing such Optional Term Loans, provided that if the applicable margin for such Optional Term Loans exceeds the Applicable Margin for the Tranche B Term Loans by more than 0.25% on a weighted average basis (including any such increase in the form of original issue discount or upfront or similar fees), the Applicable Rate relating to the existing Tranche B Term Loans shall be adjusted to be equal to the Applicable Rate for such Optional Term Loans (which, for such purposes only, shall be deemed to include all original issue discount or upfront or similar fees payable to all Lenders providing such Optional Term Loans) minus 0.25%.  Any Optional Increase Request shall be submitted by the Primary Borrower to the Lenders through Administrative Agent not less than 30 days prior to the proposed increase, specify the proposed effective date, type and amount of such increase and be accompanied by (i) a certificate of a Responsible Officer of the Primary Borrower stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase, (ii) a written consent to the increase in the amount of the Commitments executed by the Guarantors and (iii) such information as the Administrative Agent may reasonably request for use in syndication of the requested Optional Term Loan Tranche.  The Primary Borrower may also specify any fees offered to those Lenders which agree to provide an Optional Term Loan Commitment (which fees may be variable based upon the amount which any such Lender is willing to provide of such Commitments).  The consent of the Lenders (other than the Optional Term Loan Lenders) parties at the time of such Optional Increase Request shall not be required for any Optional Term Loan Commitment pursuant to this Section.

(c) Each Lender may approve or reject an Optional Increase Request in its sole and absolute discretion and, absent an affirmative written response within 15 days after receipt of such request, shall be deemed to have rejected the request.  The rejection of such a request by any number of Lenders shall not affect the Primary Borrower’s right to request Optional Term Loan Commitments pursuant to this Section as a result of, and with respect to those Lenders that approve such Commitments and such additional Lenders that join this Agreement in accordance with clause (f) of this Section.  Notwithstanding any other provision hereof, no Lender which rejects an Optional Increase Request shall be (i) subject to removal as a Lender as a result of such rejection, (ii) obligated to lend any amount in respect of such Optional Term Loan Commitments or (iii) as a result of such rejection, deemed to be in default in any respect hereunder.

(d) In responding to any Optional Increase Request under this Section, each Lender that is willing to provide an Optional Term Loan Commitment shall specify the amount of the proposed Optional Term Loan Commitment which it is willing to provide.  The effectiveness of any Optional Term Loan Tranche shall be contingent upon (i) execution and delivery by the Administrative Agent and the Primary Borrower of an Optional Increase Amendment relating to such Optional Term Loan Tranche, (ii) execution and delivery by each

Lender providing Optional Term Loan Commitments under such Optional Term Loan Tranche of a Lender Addendum, with such changes thereto as are necessary to reflect that such Lender Addendum relates to the Optional Increase Amendment rather than this Agreement, pursuant to which each such Lender becomes a party to the Optional Increase Amendment relating to such Optional Term Loan Tranche, (iii) execution and delivery by the Primary Borrower (and, if applicable, Parent, Holdings and any of its Subsidiaries) of such amendments to the Security Documents (including amendments to the Mortgages) or such other documents as the Administrative Agent reasonably deems necessary or desirable to reflect the terms of the Optional Increase Amendment, (iv) receipt by the Administrative Agent of endorsements to each mortgagee’s title insurance policy or binding marked up title commitments satisfying the requirements of Section 7.1(m) and (v) receipt by the Administrative Agent of such corporate resolutions and officer’s certificates of the Loan Parties and legal opinions of counsel to the Loan Parties as the Administrative Agent shall reasonably request with respect thereto, in each case, in form and substance reasonably satisfactory to the Administrative Agent.  In the case of any Lender Addendum with respect to an Optional Increase Amendment executed by any Person that was not theretofore a Lender, upon the effectiveness of such Optional Increase Amendment such Person shall be a party hereto and a Lender hereunder.

(e) If the aggregate principal amount committed to by the consenting Lenders is less than the amount requested, the Primary Borrower may (i) reject the proposed Optional Term Loan Commitments in their respective entireties, (ii) accept the offered amounts, (iii) designate one or more additional banks, financial institutions or other entities which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with clause (f) of this Section (each, a “New Lender”), which New Lenders may commit to the amount of the Optional Term Loan Commitment that has not been committed to by the consenting Lenders, or (iv) request the consenting Lenders to commit to the amount of such request not previously committed to by the consenting Lenders.

(f) Each New Lender designated by the Primary Borrower and reasonably acceptable to Administrative Agent shall become an additional party hereto as a Lender concurrently with the effectiveness of an Optional Increase Amendment executed by such Lender and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders which would be granted or made by an Assignee under Section 12.6 by means of the execution of an Assignment and Acceptance.

(g) Subject to the foregoing, any Optional Increase Amendment requested under this Section shall be effective as of the date proposed by the Primary Borrower and shall provide for Optional Term Loan Commitments in an aggregate principal amount equal to, without duplication, (i) the amount to which consenting Lenders are willing to commit plus (ii) the amount committed to by any New Lenders.  Upon the effectiveness of any such Optional Increase Amendment, the Primary Borrower shall, at the request of any Lender, issue new Notes to each such affected Lender and new Notes to each such New Lender, and the percentage pro rata share of each Lender will be adjusted, higher or lower as needed, to give effect to the increase in the outstanding Loans and Commitments.

SECTION 6.    REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Parent, Holdings and each Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

6.1.                              Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries as at March 31, 2007 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made or continued on the Amendment and Restatement Effective Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith based on assumptions believed by Holdings and each Borrower to be reasonable and as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Parent and its consolidated Subsidiaries as at March 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date and giving effect to the other assumptions set forth therein.

(b) The audited consolidated balance sheets of Parent as at December 31, 2006, December 31, 2005 and December 31, 2004, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Parent as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The audited consolidated balance sheets of Holdings as at December 31, 2006 and December 31, 2005, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Holdings as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended.

(c) The unaudited consolidated balance sheets of each of Parent and Holdings as at March 31, 2007, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of Parent and Holdings, respectively, as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure thereto).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Parent and its Subsidiaries do not have any material Guarantee, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected or disclosed in the notes in the most recent financial statements of Parent referred to in this paragraph or otherwise permitted by this Agreement and disclosed to the Lenders in writing.  During the period from December 31, 2006 to and including the date hereof there has been no Disposition by Parent or any of its Subsidiaries of any material part of its Business or Property other than the Parks Disposition.

6.2.                              No Change.  Since January 1, 2007, except for the Parks Disposition, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

6.3.                              Existence; Compliance with Law.  Each of Parent, Holdings and its Subsidiaries (other than the Inactive Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or equivalent) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the Business in which it is currently engaged, except to the extent that such failures could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its Business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4.                              Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party and Parent has the corporate (or equivalent) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to consummate the Transactions and, in the case of the Borrowers, to borrow hereunder.  Each Loan Party and Parent has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and the consummation of the Transactions and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by any Loan Party or Parent in connection with the Transactions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.4 and Schedule 6.19(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Schedule 6.19(a)-1 and Schedule 6.19(a)-2.  Each Loan Document has been duly executed and delivered on behalf of Parent and each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of Parent and each Loan Party that is a party thereto, enforceable against Parent and each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5.                              No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties and Parent, the issuance of Letters of Credit, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Transactions will not violate in any material respect any material Requirement of Law applicable to, or any Contractual Obligation of, Parent, Holdings or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

6.6.                              Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent, Holdings or the Primary Borrower, threatened by or against Parent, Holdings or any of its Subsidiaries or against any of their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

6.7.                              No Default.  Neither Parent, Holdings, nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

6.8.                              Ownership of Property; Liens.  Each of Holdings and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material Real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property (including the Real Property) is subject to any Lien except a Permitted Lien.  Attached as Schedule 6.8 is a list of all Real Property and Operated Property, and which are material to the operation of the Business of, Holdings or its Subsidiaries as of the Amendment and Restatement Effective Date.

6.9.                              Intellectual Property.  Holdings and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted, free and clear of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, all such Intellectual Property is valid and enforceable and all registrations and applications for such Intellectual Property have not expired or been abandoned.  No action or proceeding is pending by any Person or, to the knowledge of Holdings or the Primary Borrower, threatened, or imminent, on the date hereof, and no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which may limit, cancel or challenge the validity, enforceability, ownership or use of, or such Intellectual Property in any material respect, nor does Holdings or the Primary Borrower know of any valid basis for any such claim except for claims, actions, proceedings, holdings, decisions or judgments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The operation of the Business of Holdings and its Subsidiaries does not infringe, impair, misappropriate or otherwise violate the rights of any Person to an extent which could reasonably be expected to have a Material Adverse Effect, and to the knowledge of Holdings or the Primary Borrower, no Person is infringing, impairing, misappropriating or otherwise violating any Intellectual Property owned by any of Holdings or its Subsidiaries to an extent which could reasonably be expected to have a Material Adverse Effect.

6.10.                        Taxes.  Each of Parent, Holdings and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that it is required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (in each case other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves (to the extent required by GAAP) have been provided on the books of Parent, Holdings or its Subsidiaries, as the case may be, and those which, with respect to taxes or other assessments on Real Properties, can be contested without payment under applicable law); no material tax Lien has been filed, and, to the knowledge of Parent, Holdings and the Primary Borrower, no claim is being asserted with respect to any such tax, fee or other charge except claims that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.11.                        Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

6.12.                        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of Holdings or the Primary Borrower, threatened; (b) hours worked by and payment made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Subsidiary.

6.13.                        ERISA.  (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred during the three-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied, and is in compliance, with its terms and the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such three-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits resulting in an “at risk” status for the Single Employer Plan; and, except as described in Schedule 6.13, the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) neither Parent, Holdings, nor any ERISA Affiliate would become subject to any Withdrawal Liability if Parent, Holdings, or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (v) none of Parent, Holdings, the Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in

Reorganization or is in endangered or critical status or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in Reorganization or in endangered or critical status or to be terminated.

(b) With respect to each employee benefit arrangement mandated by non-US law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed by any of Parent, Holdings, the Subsidiaries or any ERISA Affiliate that is not subject to U.S. law (a “Foreign Plan”), except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) any employer and employer contributions required by applicable law or by the terms of such Foreign Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

6.14.                        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

6.15.                        Subsidiaries.  Except as disclosed to the Administrative Agent by the Primary Borrower in writing from time to time after the Amendment and Restatement Effective Date, Schedule 6.15 sets forth the name and jurisdiction of formation of each Subsidiary (other than Inactive Subsidiaries and other than Subsidiaries that are included in Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of Holdings and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and, except as so disclosed, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Primary Borrower or any such Subsidiary, except as created by the Loan Documents.

6.16.                        Use of Proceeds.  The proceeds of the Tranche B Term Loans made on the Amendment and Restatement Effective Date shall be used, together with the Net Cash Proceeds of the Parks Disposition (other than the Sacramento Disposition), to prepay the outstanding Indebtedness under the Existing Credit Agreement (except to the extent such Indebtedness is being converted and continued pursuant to Section 2.1) and for general corporate purposes.  The proceeds of the Revolving Credit Loans, the Multicurrency Loans and the Swing Line Loans, and the Letters of Credit, shall be used for general corporate purposes, including Acquisitions, Capital Expenditures, Restricted Payments and other uses permitted hereunder and to pay transaction costs incurred in respect of the transactions contemplated herein.  The proceeds of the

Optional Term Loans shall be used to make a Restricted Payment to enable Parent to pay amounts payable in respect of (a) the PIERS Repurchase, (b) after January 1, 2009, if the PIERS outstanding on the date hereof have been repaid, replaced or refinanced, any refinancing or repayment of (i) Indebtedness under any Indenture of Parent and (ii) any Indebtedness or security of Parent the proceeds of which were used to refinance the PIERS or (c) distributions or other required payments under one or more of the Partnership Parks Agreements.

6.17.                        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the Real Properties, and such other amusement parks, attractions or real properties operated solely by Holdings or its Subsidiaries, or in respect of which Holdings or any of its Subsidiaries would be liable as an owner, operator or other occupant under any Environmental Law (collectively, together with the Real Properties, the “Operated Properties”), do not contain, and, to their knowledge, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) neither Holdings nor any of its Subsidiaries has received or is aware of any notice of violation or alleged violation (which have not been remediated and finally settled in accordance with Environmental Law) of, non-compliance with, or its respective liability or potential liability under, Environmental Laws with regard to any of the Operated Properties or the business operated by Holdings or any of its Subsidiaries (the “Business”), nor does Holdings or the Primary Borrower have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Operated Properties by or on behalf of Holdings, Primary Borrower or their Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Operated Properties in violation of, or in a manner that could give rise to liability to Holdings, the Primary Borrower or any Subsidiary under, any applicable Environmental Law which have not been remediated and finally settled in accordance with Environmental Law;

(d) no Environmental Claim is pending or, to the knowledge of Holdings and the Primary Borrower, threatened, under any Environmental Law to which Holdings or any Subsidiary is or would reasonably be expected to be named as a party with respect to the Operated Properties or the Business, nor have any of Holdings or any Subsidiary received written notice of any consent decrees or other decrees, consent orders, administrative orders or other orders, or other requirements of any Governmental Authority outstanding under any Environmental Law with respect to the Operated Properties or the Business;

(e) there has been no Release or threat of Release of Materials of Environmental Concern at or from the Operated Properties or arising from or related to the operations of Holdings or any Subsidiary in connection with the Operated Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws which have not been remediated and finally settled in accordance with Environmental Law;

(f) the Operated Properties and the Business are in compliance, and have during the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Operated Properties nor any violation of any Environmental Law with respect to the Operated Properties or the Business; and

(g) neither Holdings nor any Subsidiary has assumed or retained any liability of any other Person under Environmental Laws (other than assumptions by operation of law in connection with Acquisitions or with the acquisition of any Real Properties).

6.18.                        Accuracy of Information, Etc.  No statement or information (other than projections and pro forma financial information or information of a general industry or economic nature) contained in this Agreement or any other Loan Document, or furnished by or on behalf of any Loan Party in the Confidential Information Memorandum, or contained in any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not misleading.  The projections and pro forma financial information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected or pro forma results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and written statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

6.19.                        Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (other than the Mortgaged Properties) described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when any certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than any Deposit Accounts and future Commercial Tort Claims, each as defined therein), when financing statements in appropriate form are filed in the offices specified on Schedule 6.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings or agreements as are specified on Schedule 3 to the Guarantee and Collateral Agreement (all documentation in respect of which other filings have been or will have been duly completed and executed and delivered to the Administrative Agent on or prior to the Amendment and Restatement Effective Date), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 9.3).  Schedule 6.19(a) -2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Amendment and Restatement Effective Date.  Schedule 6.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Amendment and Restatement Effective Date; and on or prior to the Amendment and Restatement Effective Date, the Primary Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each UCC Financing Statement listed in Schedule 6.19(a)-3.

(b) Each of the Mortgages, when filed (or which have been filed) in the offices specified on Schedule 6.19(b) (in the case of the Mortgages executed and delivered in connection with the Existing Credit Agreement or to be executed and delivered on the Amendment and Restatement Effective Date) or in the appropriate recording office in the jurisdiction where the Mortgaged Property is located (in the case of any Mortgage to be executed and delivered pursuant to Section 8.6(b)), will be (or, in the case of Mortgages executed and delivered in connection with the Existing Credit Agreement, are) in form sufficient (or in the case of Mortgages executed and delivered in connection with the Existing Credit Agreement were effective) to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and shall upon due filing constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder or by the relevant Mortgage).

(c) Each Foreign Security Document, when executed and delivered hereunder, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  When the actions specified in such Foreign Security Document for the perfection of the security interest created thereby have been taken, such Foreign Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the obligations specified therein, prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 9.3).

6.20.                        Solvency.  Holdings and its Subsidiaries (taken as a whole) are, and after giving effect to the Transactions and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

6.21.                        Regulation H.  Except as set forth on Schedule 6.21, no Mortgage shall encumber improved Real Property that is located in an area that has been identified by the

Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

6.22.                        Parks.  Set forth on Schedule 1.1(b) is a complete and correct list of all of the amusement and attraction parks owned or leased, and currently operated (the “Existing Parks”), by Holdings or its Subsidiaries as of the Amendment and Restatement Effective Date.

6.23.                        Senior Indebtedness.  The Obligations of the Borrowers and the Guarantees of such Obligations by the Guarantors under the Guarantee and Collateral Agreement constitute “Senior Debt” or “Guarantor Senior Debt”, as applicable (or the equivalent thereof), and to the extent applicable and after giving effect to appropriate notices to be delivered on the Amendment and Restatement Effective Date, the sole “Designated Senior Debt” (or the equivalent thereof), under and as defined in, and for all purposes of, Indebtedness of any Borrower that is subordinated in right of payment to the Obligations and the Guarantees of such Indebtedness by Holdings and its Subsidiaries, under the Indentures.

SECTION 7.    CONDITIONS PRECEDENT

7.1.                              Conditions Precedent to Initial Borrowing.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Amendment and Restatement Effective Date, of the following conditions precedent:

(a) Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent, Holdings and each Foreign Subsidiary Borrower, if any, that is to become a party hereto on the Amendment and Restatement Effective Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Primary Borrower and each Subsidiary Guarantor, (iii) a Mortgage Amendment with respect to each Mortgage in effect on the Amendment and Restatement Effective Date, executed and delivered by a duly authorized officer of each party thereto, together with assignments of each of the Mortgages to the Administrative Agent in substantially the form of Exhibit D-2 annexed hereto (the “Mortgage Assignments”), all except to the extent otherwise provided in Section 8.9, (iv) a Lender Addendum, executed and delivered by a duly authorized officer of each party thereto, and (v) for the account of each relevant Lender that so requests, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of each relevant Borrower.

(b) Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the audited consolidated financial statements described in Section 6.1(b) and (iii) the unaudited interim consolidated financial statements described in Section 6.1(c).

(c) Approvals.  All material Governmental Authority and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable to be obtained by Holdings or any of its Subsidiaries in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) Related Agreements.  The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent) true and correct copies, certified as to authenticity by Parent or Holdings, of the Indentures, the Partnership Parks Agreements, the Marine World Agreements, the Shared Services Agreement, the Tax Sharing Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any other debt instrument, security agreement or other material contract to which the Loan Parties and Parent may be a party.

(e) Existing Credit Agreement.  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that all amounts outstanding under the Existing Credit Agreement shall be simultaneously paid in full (or converted and continued hereunder) on the Amendment and Restatement Effective Date and arrangements reasonably satisfactory to the Administrative Agent shall have been made for the assignment of the Liens and security interests granted in connection therewith.

(f) Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Amendment and Restatement Effective Date.  All such amounts will be paid with proceeds of Loans made on the Amendment and Restatement Effective Date and will be reflected in the funding instructions given by Holdings to the Administrative Agent on or before the Amendment and Restatement Effective Date.

(g) Business Plan.  The Lenders shall have received a satisfactory business plan for fiscal years 2007 through 2015, including on a monthly basis through December 31, 2007, and a satisfactory written analysis of the business and prospects of Holdings and its Subsidiaries for the period from the Amendment and Restatement Effective Date through final maturity of the Loans and the Commitments, in each case covering such matters and in such level of detail as is customary in comparable financing transactions.

(h) Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code and other lien searches in each relevant domestic jurisdiction with respect to all Property of the Loan Parties (except that with respect to the Real Property, such lien searches shall be limited to the Mortgaged Properties), and such search shall reveal no Liens on any of the Property of the Loan Parties, except for Permitted Liens or Liens to be discharged prior to or at the Amendment and Restatement Effective Date.

(i) Closing Certificate.  The Administrative Agent shall have received a certificate of Parent and each Loan Party, dated the Amendment and Restatement Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j) Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the legal opinion of Paul, Hastings, Janofsky & Walker LLP, special counsel to Parent, Holdings and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii)                                  the legal opinion of James Coughlin, Esq., general counsel of Parent, Holdings and its Subsidiaries, substantially in the form of Exhibit F-2;
(iii)                               the legal opinion of Sonnenschein Nath & Rosenthal LLP, special counsel to Holdings and its Subsidiaries, substantially in the form of Exhibit F-3, except to the extent the New York Collateral is being delivered pursuant to Section 8.9; and
(iv)                              the legal opinions of counsel to Holdings and its Subsidiaries in Canada in respect of the pledge of the Capital Stock of Subsidiaries of Holdings incorporated in Canada, in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(k) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The Administrative Agent shall have received (i) the certificates representing the Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (other than the certificate representing 65% of the Capital Stock of, and stock power for, Servicios de Restaurantes Especializados, S.A. de C.V. to the extent such certificate and related stock power are being delivered pursuant to Section 8.9), (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) each promissory note, if any, pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(l) Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under any Requirement of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(m)  Title Insurance, Surveys and Flood Insurance.

(i)                                     The Administrative Agent shall have received, except to the extent set forth in Section 8.9, with respect to each Mortgaged Property, either (A) an endorsement to each mortgagee’s title insurance policy previously delivered to Administrative Agent under the Existing Credit Agreement or (B) a pro forma title policy (reissue) or binding marked up title commitment issued by First American Title Insurance Company of New York and/or Chicago Title Insurance Company (either directly or through authorized agents).  Each such endorsement, pro forma policy or marked commitment shall (A) insure that the Mortgage insured thereby continues to constitute a valid first Lien on the Mortgaged Property described in such Mortgage, subject only to Permitted Liens; (B) name the Administrative Agent for the benefit of the Lenders as the insured; (C) be in the amounts listed on Schedule 7.1(m).  The Administrative Agent shall have received evidence that all title insurance premiums have been paid.
(ii)                                  If requested by the Administrative Agent, the Administrative Agent shall have received (A) written confirmation that a policy of flood insurance that covers any Mortgaged Property complies with the Agreement and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
(iii)                               The Administrative Agent shall have received a copy of all material documents affecting the Mortgaged Properties which has not been delivered pursuant to the Existing Credit Agreement, or which is not disclosed initially by a title commitment, policy or endorsement being delivered pursuant to Section 8.9.

(n) Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 8.4.

(o) Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit N, signed by a Responsible Officer of the Primary Borrower and dated as of the Amendment and Restatement Effective Date.

(p) The U.S.A. PATRIOT Act.  No later than five Business days prior to the Amendment and Restatement Effective Date, the Administrative Agent shall have received the documentation and other information as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act.

7.2.                              Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Senior Secured Leverage Ratio.  For the purposes of the first borrowing under, or utilization of, any of the Revolving Facilities in any fiscal quarter when there are no outstanding Revolving Facilities Extensions of Credit, a Responsible Officer of Holdings shall have certified to the Administrative Agent that Holdings and its Subsidiaries were in compliance with the Consolidated Senior Secured Leverage Ratio set forth in Section 9.1 on the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(b), or 8.1(b) or (e) (as applicable) and shall have provided the Administrative Agent with satisfactory calculations with respect thereto.

(d) Foreign Subsidiary Opinion.  If such extension of credit is the initial extension of credit to a Foreign Subsidiary Borrower, (i) such Foreign Subsidiary Borrower shall have become a party hereto on the Amendment and Restatement Effective Date, or after the Amendment and Restatement Effective Date pursuant to Section 12.1(b), (ii) the Administrative Agent shall have received such executed Foreign Security Documents as it may request in accordance with Section 8.6(e), (iii) the Administrative Agent shall have received a Foreign Subsidiary Opinion in respect of such Foreign Subsidiary Borrower and any such Foreign Security Documents and (iv) if by reason of the incurrence of Indebtedness by such Foreign Subsidiary Borrower hereunder such Foreign Subsidiary Borrower shall be required to Guarantee Indebtedness under any Indenture, such Foreign Subsidiary Borrower shall have become a Guarantor party to the Guarantee and Collateral Agreement.

Each borrowing by, and issuance of a Letter of Credit on behalf of, a Borrower hereunder shall constitute a representation and warranty by Parent, Holdings and such Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

SECTION 8.    AFFIRMATIVE COVENANTS

Parent, Holdings and the Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Parent, Holdings and each of the Borrowers shall and shall cause each of their respective Subsidiaries to:

8.1.                              Financial Statements and Other Information.  Deliver to the Administrative Agent for prompt distribution to each of the Lenders:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of Parent, consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year and the related consolidated balance sheets of Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(b) as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, consolidated statements of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries for such fiscal year and the related consolidated balance sheets of Holdings and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Holdings and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP, and a statement of such accountants to the effect that, in making the examination necessary for their opinion, nothing came to their attention that caused them to believe that Holdings was not in compliance with Section 9.1 or Section 9.6, in each case insofar as such Section relates to accounting matters;

(c) as soon as available and in any event within 90 days after the end of each fiscal year of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P., consolidated statements of operations, partners’ equity and cash flows of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries for such fiscal year and the related consolidated balance sheets of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(d) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of Parent, interim condensed consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of Parent and its Subsidiaries, as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a Responsible Officer of Parent, which certificate shall state that such consolidated financial statements present fairly in all material respects the interim condensed consolidated financial condition and results of operations of Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(e) as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of Holdings, interim condensed consolidated statements of operations, shareholder’s equity and cash flows of Holdings and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a Responsible Officer of Holdings, which certificate shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Holdings and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(f) concurrently with any delivery of financial statements under clause (a), (b), (d) or (e) of this Section 8.1, a certificate of a Responsible Officer of Parent or Holdings, as the case may be, (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that Holdings has taken or proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether Holdings and the Primary Borrower were in compliance with Sections 9.1, 9.5, 9.7(v) and 9.7(x) as of the end of the respective quarterly fiscal period or fiscal year;

(g) as soon as available, and in any event no later than 60 days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year;

(h) within 45 days after the end of each of the first three fiscal quarters of Holdings and within 90 days after each fiscal year of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal period and, if applicable, for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(i) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that Parent or Holdings shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(j) promptly upon receipt thereof, copies of any final management letters (other than special letters) prepared by Parent’s or Holdings’ independent public accountants with respect to the audit of the financial statements of Parent and its Subsidiaries or Holdings and its Subsidiaries;

(k) within 15 Business Days after the end of each of the months of June, July, August, September and October, a performance report in respect of the Parks detailing on a Park-by-Park basis attendance and revenue for the preceding month and showing a comparison to budget and to the same period in the prior year; and

(l) from time to time such other information regarding the financial condition, operations, business or prospects of Parent or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement, as any Lender or the Administrative Agent may reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (d), (e) and (h) of this Section 8.1 may be satisfied with respect to financial information of Parent and its Subsidiaries or by Holdings and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.1(b), such materials are accompanied by a report and opinion of independent certified public accountants of nationally recognized standing with respect to such consolidating information, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Documents required to be delivered pursuant to Section 8.1(a), (b), (d), (e), (g) or (h) or 6.1(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Primary Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Primary Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Primary Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.1(f) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

8.2.                              Notices of Material Events.  Furnish the following to the Administrative Agent in writing:

(a) promptly after any executive officer of Parent, Holdings or the Primary Borrower has actual knowledge of facts that would give him or her reason to believe that any Default or Event of Default has occurred, notice of such Default or Event of Default;

(b) as soon as any executive officer of Parent, Holdings or the Primary Borrower has actual knowledge of the facts that would give him or her reason to know of the occurrence thereof, prompt notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings, affecting Parent or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in aggregate liabilities or damages in excess of $5,000,000 over available insurance or indemnification by creditworthy third parties;

(c) (i) as soon as possible, and in any event within ten days after Parent, Holdings or the Primary Borrower knows or has reason to believe that any ERISA Event has occurred or exists, notice of the occurrence of such ERISA Event (and as soon as practicable thereafter, a copy of any report or notice required to be filed with or given to the PBGC by Parent, Holdings or an ERISA Affiliate with respect to such ERISA Event), if such ERISA Event could reasonably be expected to result in aggregate liabilities in excess of $5,000,000 and (ii) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Primary Borrower, Parent, Holdings, any of their Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Primary Borrower, Parent, Holdings, any of their Subsidiaries or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan;

(d) as soon as possible, and in any event within ten days prior to the incurrence by Parent of Indebtedness pursuant to any Indenture, notice of such incurrence;

(e) prompt notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, Parent or any of its Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any Environmental Permits other than any Environmental Claim or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to result in remediation costs of more than $5,000,000 or materially adversely affect the operation of any Park; and

(f) prompt notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.2 shall be accompanied by a statement of a Responsible Officer of Parent, Holdings or the Primary Borrower setting forth in reasonable detail the facts and circumstances of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.3.                              Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization (other than with respect to Inactive Subsidiaries) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) in the case of clause (a) or (b) above, pursuant to a transaction permitted by Section 9.4;

(b) pay and discharge all Federal income taxes and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP; provided that, with respect to taxes assessed against Real Properties, such taxes can be contested without payment under applicable law;

(c) maintain and preserve all of its Properties material to the conduct of the Business of Parent, Holdings and its Subsidiaries (taken as a whole) in good working order and condition, except for failures that could not reasonably be expected to result in a Material Adverse Effect;

(d) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e) permit representatives of any Lender or the Administrative Agent, upon reasonable notice and during normal business hours (and, except if a Default shall have occurred and be continuing, not more frequently than once each calendar quarter), to examine, copy and make extracts from its books and records, to visit and inspect any of its Properties, and to discuss its business, finances, condition and affairs with its officers and independent accountants and the general managers of its Parks, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); provided that, excluding any such visits and inspections during the continuance of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.3(e).  The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants.  Notwithstanding anything to the contrary in this Section 8.3(e), none of Holdings or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement.

8.4.                              Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

8.5.                              Compliance with Contractual Obligations and Requirements of Law.  Comply with Contractual Obligations and Requirements of Laws, unless failure to comply with such Contractual Obligations or Requirements of Law could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

8.6.                              Additional Collateral, Etc.  (a) With respect to any personal Property acquired after the Amendment and Restatement Effective Date by Holdings or any of its Subsidiaries (other than (w) any personal Property described in paragraph (c) of this Section, (x) any Property subject to a Lien expressly permitted by Section 9.3(h), (y) any Property acquired by an Excluded Foreign Subsidiary and (z) any Property acquired after the date hereof to the extent that the creation of a security interest therein would be prohibited by a Contractual Obligation binding on Holdings or the Subsidiary that is the owner of such Property, provided that such Contractual Obligation existed at the time such Property was acquired and was not entered into in anticipation of such acquisition) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property (subject to Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any Real Property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Amendment and Restatement Effective Date by Holdings or any of its Subsidiaries (other than any such Real Property owned by an Excluded Foreign Subsidiary, Properties subject to the Great Escape Agreements, Properties subject to the Partnership Parks Agreements or Marine World Agreements or Properties subject to a Lien expressly permitted by Section 9.3(h)), promptly (i) execute and deliver a first priority Mortgage (subject to Permitted Liens) in favor of the Administrative Agent, for the benefit of the Lenders, covering such Real Property, (ii) if reasonably requested by the Administrative Agent, provide the Administrative Agent with (x) mortgagee title and extended coverage insurance insuring the first priority Lien of the Mortgage upon such Real Property in an amount at least equal to the purchase price of such Real Property (or such lesser amount as shall be reasonably acceptable to the Administrative Agent) as well as a current or updated ALTA survey thereof, certified to the Administrative Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent (provided, that Holdings and its Subsidiaries shall only be required to use commercially reasonable good faith efforts to obtain such consents and estoppels) and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary or an Inactive Subsidiary) created or acquired after the Amendment and Restatement Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Inactive Subsidiary), by Holdings or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by Holdings or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings or such Subsidiary, as the case may be, and (iii) with respect to any such new Subsidiary which is a Wholly Owned Subsidiary of Holdings or any of its Subsidiaries if such Subsidiary is a Wholly Owned Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the Amendment and Restatement Effective Date by Holdings or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such new Subsidiary that is owned by Holdings or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) In the event any Foreign Subsidiary of Holdings shall propose to become a Foreign Subsidiary Borrower, Holdings shall give notice of such fact to the Administrative Agent, including a summary of the Properties owned by such Foreign Subsidiary and its Subsidiaries; within 10 days after receipt of such information, the Administrative Agent shall provide such information to the Lenders; and if, within 10 days after such information is provided to the Lenders, Lenders whose Aggregate Exposure Percentages equal or exceed 25% shall so request by written notice to the Administrative Agent, the Administrative Agent shall so advise Holdings, and Holdings shall (i) promptly cause such Foreign Subsidiary and, if applicable, the Subsidiaries thereof, to create in favor of the Administrative Agent, for the benefit of the Lenders, as security for all obligations of such Foreign Subsidiary under this

Agreement and the other Loan Documents, a security interest in substantially all of the Property of such Foreign Subsidiary and, if applicable, Subsidiaries thereof, except, in each case, with respect to Property as to which the Administrative Agent determines, in its reasonable discretion, that the cost or difficulty of obtaining a security interest therein would be disproportionate to the value of such security interest, (ii) cause each Subsidiary, if any, of such Foreign Subsidiary to provide guarantees to the Administrative Agent in respect of the obligations of such Foreign Subsidiary under this Agreement and the other Loan Documents and (iii) provide to the Administrative Agent and the Lenders such legal opinions with respect to such security interests and guarantees as the Administrative Agent shall reasonably request.

(f) Notwithstanding the provisions of this Section, neither Parent nor Holdings shall be required to create, or to cause their respective Subsidiaries to create, a security interest in the Capital Stock of any Subsidiary acquired after the date hereof to the extent that the creation of such a security interest would be prohibited by a Contractual Obligation binding on Parent, Holdings or the Subsidiary that is the owner of such Capital Stock; provided, that such Contractual Obligation either (i) was negotiated in good faith in an arm’s length transaction with a Person that is not an Affiliate of Parent or Holdings or (ii) existed at the time such Subsidiary was acquired and was not entered into in anticipation of such acquisition.

(g) In the event that Parent owns, directly or indirectly, 100% of the partnership interests described in the Partnership Parks Agreements, Parent shall promptly (i) become a party to the Guarantee and Collateral Agreement as a guarantor and grantor thereunder, (ii) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (subject to Permitted Liens) in the Collateral of Parent described in the Guarantee and Collateral Agreement including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  Following such event, the provisions of the foregoing paragraphs (a), (b), (c) and (d) shall apply to the personal Property, Real Property and new Subsidiaries of the Parent mutatis mutandis.

8.7.                              Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property or assets hereafter acquired by Parent, Holdings or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Holdings or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

8.8.                              Environmental Laws.  Except to the extent that, in the aggregate, the failure to do so could not reasonably be expected to have a Material Adverse Effect:  (a) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

8.9.                              Post-Closing Matters.  Within 30 days after the Amendment and Restatement Effective Date (or such longer period as is agreed by the Administrative Agent in its sole discretion), the Primary Borrower shall cause to be provided to the Administrative Agent, to the extent not previously provided pursuant to (a) Section 7.1(a)(iii), the Mortgage Amendments and Mortgage Assignments, (b) Section 7.1(j)(iii), the legal opinion of Sonnenschein Nath & Rosenthal LLP described therein, (c) Section 7.1(m), final title policies (reissue) and endorsements (as well as any outstanding commitments) described therein, together with all other documents, affidavits and other instruments required or to be delivered in connection therewith and (d) Section 7.1(k)(i), the certificate representing 65% of the Capital Stock of Servicios de Restaurantes Especializados, S.A. de C.V., together with an undated stock power for such certificate executed in blank by a duly authorized officer of the pledgor thereof.

SECTION 9.    NEGATIVE COVENANTS

Holdings and the Borrowers and, with respect to Section 9.14(b) only, Parent, hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Holdings and each of the Borrowers and, with respect to Section 9.14(b) only, Parent, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

9.1.                              Consolidated Senior Secured Leverage Ratio.  (a)  Until the earlier of (x) the Revolving Facilities Termination Date and (y) the date on which all of the Revolving Facilities Commitments are terminated in accordance with Section 5.3, if any Revolving Facilities Extensions of Credit are outstanding on the last day of any fiscal quarter (unless, with respect to any outstanding Letters of Credit, the relevant Borrower shall at such time have on deposit in a cash collateral account maintained with the Administrative Agent an amount at least equal to 102% of the aggregate then undrawn and unexpired amount of such Letters of Credit), permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holdings ending with any fiscal quarter of Holdings ending on or closest to the respective dates set forth below to exceed the ratio set forth opposite such date:

Date	Consolidated Senior Secured Leverage Ratio
June 30, 2007	6.00 to 1.00
September 30, 2007	6.00 to 1.00
December 31, 2007	6.00 to 1.00
March 31, 2008	5.75 to 1.00
June 30, 2008	5.75 to 1.00
September 30, 2008	5.75 to 1.00
December 31, 2008	5.75 to 1.00
March 31, 2009	5.25 to 1.00
June 30, 2009	5.25 to 1.00
September 30, 2009	5.25 to 1.00
December 31, 2009	5.25 to 1.00
March 31, 2010 and thereafter	4.75 to 1.00

provided, that if proceeds of any Optional Term Loans shall have been used to make a Restricted Payment to Parent to enable Parent to effect the PIERS Repurchase in full on the mandatory redemption date therefor, the Consolidated Senior Secured Leverage Ratio for the fiscal quarters ending on or about March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 shall not be greater than 5.25 to 1.00.

9.2.                              Indebtedness.  Create, incur or suffer to exist any Indebtedness except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of any Person outstanding on the date hereof and listed on Schedule 9.2(b), and any Indebtedness of such Person incurred to refinance, refund, replace or renew any such outstanding Indebtedness, provided that the principal amount of such refunding, replacement or renewal of Indebtedness does not exceed the amount of Indebtedness being so refinanced, refunded, replaced or renewed plus the Refinancing Expenses and any costs and premiums associated with such refinancing, refunding, replacement or renewal;

(c) Indebtedness of Holdings or any Subsidiary Guarantor to Holdings or to any Subsidiary, and Guarantees by Holdings or any of its Subsidiaries of obligations of Holdings or any Subsidiary Guarantor;

(d) Indebtedness of any Non-Guarantor Subsidiary to Holdings or to any other Subsidiary of Holdings, and Guarantees by Holdings or any Subsidiary of Indebtedness of any such Non-Guarantor Subsidiary, in an aggregate amount outstanding for all such Indebtedness and Guarantees (without duplication), together with the aggregate outstanding amount of Investments in such Non-Guarantor Subsidiaries made as permitted by Section 9.7(x), not exceeding at any time $250,000,000, provided that the aggregate amount of Indebtedness of, and Guarantees of Indebtedness of, and Investments made as permitted by Section 9.7(x) in, Foreign Subsidiaries shall not exceed $50,000,000 at any one time outstanding;

(e) Indebtedness of any Non-Guarantor Subsidiary which is both a Wholly Owned Subsidiary and a Foreign Subsidiary (a “Wholly Owned Non-Guarantor Foreign Subsidiary”) to any other Wholly Owned Non-Guarantor Foreign Subsidiary, and Guarantees by any Wholly Owned Non-Guarantor Foreign Subsidiary of obligations of any other Wholly Owned Non-Guarantor Foreign Subsidiary;

(f) (i) Indebtedness consisting of Purchase Money Indebtedness and Capital Lease Obligations incurred after the date hereof in an aggregate principal amount not in excess of $85,000,000 at any one time outstanding, (ii) any Indebtedness incurred to refinance, refund, replace or renew the Indebtedness described in the foregoing clause (i), provided that the principal amount of such refinancing, refunding, replacement or renewal of Indebtedness does not exceed the amount of the Indebtedness being so refinanced, refunded, replaced or renewed plus the Refinancing Expenses and (iii) any Indebtedness in an aggregate amount not in excess of $20,000,000 at any one time outstanding incurred in connection with Governmental Incentives;

(g) (i) Indebtedness of any Person outstanding on the date on which such Person becomes a Subsidiary of Holdings; provided, that (A) such Indebtedness was not created in connection with, or in anticipation of, such acquisition and (B) the amount of such Indebtedness is not increased thereafter, and (ii) any Indebtedness incurred to refinance the Indebtedness described in the foregoing clause (i), provided that the principal amount of such refinancing Indebtedness does not exceed the amount of the Indebtedness being so refinanced plus any Refinancing Expenses associated therewith;

(h) Indebtedness of the Canadian Subsidiary in an aggregate principal amount not in excess of C$35,000,000 at any one time outstanding;

(i) Indebtedness of (x) the Primary Borrower or Holdings consisting of unsecured or subordinated Indebtedness, the Net Cash Proceeds of which are used to make Restricted Payments to Parent to enable Parent to refinance or repay Indebtedness under any Indenture of Parent or to fund the PIERS Repurchase or (y) Holdings consisting of unsecured or subordinated Guarantees of Indebtedness of Parent, the net cash proceeds of which are used by Parent to refinance or repay Indebtedness under any Indenture of Parent or to fund the PIERS Repurchase, provided that (i) before and after giving affect to such incurrence and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing, (ii) the Consolidated Leverage Ratio, calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) after giving pro forma effect to such incurrence and any other Indebtedness or Guarantee, as applicable, incurred as permitted by this clause (i) after the end of such period (as if such Indebtedness or Guarantee, as applicable, had been incurred on the first day of such period) and the use of proceeds thereof, shall be less than or equal to 6.5 to 1.0, (iii) such Indebtedness (including any such Indebtedness of Parent that is Guaranteed) has no scheduled principal payments prior to the date that is six months after the latest maturity date then in effect for Loans hereunder and (iv) if such Indebtedness or Guarantee is subordinated, the subordination terms applicable thereto shall be reasonably satisfactory to the Administrative Agent;

(j) Indebtedness representing deferred compensation to employees of Holdings and its Subsidiaries incurred in the ordinary course of business;

(k) Indebtedness incurred by Subsidiaries in an acquisition permitted hereunder, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Subsidiaries in the ordinary course of business or consistent with past practice; and

(n) other Indebtedness incurred by Holdings or any of its Subsidiaries in an amount not to exceed $15,000,000 outstanding at any one time.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

9.3.                              Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(a) Liens created pursuant to the Security Documents;

(b) Liens in existence on the date hereof and listed on Schedule 9.3(b) and any extension, renewal or replacement thereof; provided that such extension renewal or replacement does not increase the outstanding principal amount of the Indebtedness secured thereby except by the amount of the Refinancing Expenses associated therewith;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Holdings or the affected Subsidiaries, as the case may be, to the extent required by

GAAP or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, brokers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien) or that are being contested in good faith and by appropriate proceedings, and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under clause (j) of Section 10;

(e) pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation (other than ERISA);

(f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (including any precautionary Uniform Commercial Code financing statements filed by a lessor with respect to any equipment lease), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate that do not interfere in any material respect with the ordinary conduct of the Business of Holdings or any of its Subsidiaries;

(h) Liens securing Purchase Money Indebtedness, Capital Lease Obligations or Governmental Incentives to the extent such Indebtedness is permitted to be incurred under Section 9.2(f); provided, that such Liens shall encumber only the Property that is the subject of such Purchase Money Indebtedness, Capital Lease Obligations or Governmental Incentives; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment by such lender;

(i) Liens securing Indebtedness to the extent such Indebtedness is permitted under Section 9.2(g); provided, that such Liens shall encumber only the Property that is the subject of such Indebtedness;

(j) Liens pursuant to the Marine World Agreements, the Great Escape Agreements or pursuant to leases, concessions and similar arrangements, or other arrangements entered into in the ordinary course of business by Holdings and its Subsidiaries that could not reasonably be expected to have a Material Adverse Effect;

(k) Liens on the Property of the Canadian Subsidiary securing Indebtedness to the extent such Indebtedness is permitted under Section 9.2(h);

(l) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10(j);

(m) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or any material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(p) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.7 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) any interest or title of a lessor under leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(r) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Subsidiaries in the ordinary course of business;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or any of the Subsidiaries in the ordinary course of business;

(t) Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u) Liens arising from precautionary Uniform Commercial Code financing statement filings; and

(v) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

9.4.                              Prohibition of Fundamental Changes.

(a) Mergers.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)                                     any Subsidiary of the Primary Borrower may merge with (A) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction), provided that (x) such Borrower shall be the continuing or surviving Person and (y) such merger does not result in such Borrower ceasing to be incorporated under the laws of the United States, any state thereof or the District of Columbia or (B) any one or more other Subsidiaries of the Primary Borrower, provided that (x) when any Subsidiary that is a Loan Party is merging with another Subsidiary of the Primary Borrower, a Loan Party shall be the continuing or surviving Person and (y) when any Subsidiary that is a Borrower is merging with another Subsidiary, a Borrower shall be the continuing or surviving Person;
(ii)                                  (A) any Subsidiary of the Primary Borrower that is not a Loan Party may merge or consolidate with or into any other Subsidiary of the Primary Borrower that is not a Loan Party and (B) any Subsidiary of the Primary Borrower (other than a Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and is not materially disadvantageous to the Lenders;
(iii)                               any Subsidiary of the Primary Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary of the Primary Borrower; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party or (B) to the extent constituting an Investment, such Investment must be permitted Indebtedness or a permitted Investment of a Subsidiary which is not a Loan Party in accordance with Sections 9.2 and 9.7, respectively;
(iv)                              so long as no Default exists or would result therefrom, any Subsidiary of the Primary Borrower may merge with any other Person in order to effect an Investment permitted pursuant to Section 9.7; and
(v)                                 so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.4(c) shall be permitted.

(b) Restrictions on Acquisitions.  Acquire all or substantially all of the business or Property from, or all or substantially all of Capital Stock of, any Person except for (i) purchases of inventory and other Property to be sold or used in the ordinary course of business, (ii) Investments permitted under Sections 9.4(e) and 9.7 and (iii) Capital Expenditures (to the extent the making of such Capital Expenditures will not result in a violation of any of the provisions of Section 9.6).

(c) Restrictions on Dispositions.  Consummate any Disposition other than (i) any Disposition of any inventory or other Property Disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business), (ii) during any fiscal year, up to $15,000,000 of sales of used, obsolete or worn out equipment or other Property not used in the business of Holdings and its Subsidiaries, (iii) any Disposition of any Property to Holdings or a Wholly Owned Subsidiary of Holdings which is a Subsidiary Guarantor or the Primary Borrower, (iv) any Disposition of any Property to a Non-Guarantor Subsidiary, provided that the book value of the Property so Disposed of shall be deemed to constitute an Investment under Section 9.7(x), (v) any Property swap or exchange entered into pursuant to the Marine World Agreements, (vi) the sale (whether through a sale, swap or exchange) of any timeshare in any of the campground parks or pursuant to the Great Escape Agreements permitted under Section 9.4(e)(iii), (vii) the sale of other Property having a fair market value not to exceed $25,000,000 in the aggregate for any fiscal year of Holdings, (viii) the sale of other Property having a fair market value not to exceed $500,000,000 in the aggregate, provided that with respect to all Dispositions permitted by this clause (viii), (A) such Dispositions shall be made for at least fair market value, as determined in good faith by the Board of Directors of Holdings or the Primary Borrower, and for at least 75% cash or cash equivalent consideration and (B) the requirements of Section 5.5(b) are complied with in connection therewith (subject to Section 5.11), (ix) the sale of unused Real Property that is unimproved (except for parking lots) and that is adjacent to a Park, provided that with respect to all Dispositions permitted by this clause (ix), (A) such Dispositions shall be made for at least fair market value as determined in good faith by the Board of Directors of Holdings or the Primary Borrower, and for at least 75% cash or cash equivalent consideration and (B) the requirements of Section 5.5(b) are complied with in connection therewith (subject to Section 5.11), (x) Dispositions permitted by Sections 9.2(f), 9.4(a), 9.5 and 9.7 and Permitted Liens, (xi) Dispositions in the ordinary course of business of Permitted Investments, (xii) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and its Subsidiaries, taken as a whole, (xiii) transfers of property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event or (xiv) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

To the extent any Collateral is Disposed of as expressly permitted by this Section 9.4 to any Person other than Parent or any of its Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

(d) Sale and Leaseback.  Enter into any transaction pursuant to which it shall convey, sell, transfer or otherwise dispose of any Property and, as part of the same transaction or series of transactions, rent or lease as lessee or similarly acquire the right to possession or use of, such Property, or other Property which it intends to use for the same purpose or purposes as such

Property, to the extent such transaction gives rise to Indebtedness, unless any Indebtedness arising in connection with such transaction shall be permitted under Section 9.2(f).

(e) Certain Permitted Transactions.  Notwithstanding the foregoing provisions of this Section 9.4:

(i)                                     Subsequent Acquisitions.  Holdings, the Primary Borrower, any Subsidiary Guarantor or any Foreign Subsidiary may acquire any amusement or attraction park, and the related assets (and the assets of any related, ancillary or complementary business), of any other Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise) after the date hereof (each, a “Subsequent Acquisition”) with existing cash, cash flow generated by operations, the Unused Equity Proceeds Amount, Subordinated Parent Advances and/or the proceeds of Loans hereunder to the extent permitted under this Agreement so long as:

(A) (i) if any Revolving Facilities Extensions of Credit are outstanding at any time during the most recently ended period of four consecutive fiscal quarters Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e), the Loan Parties shall be in pro forma compliance with Section 9.1 after giving effect to such Subsequent Acquisition (as if such Subsequent Acquisition had been consummated on the first day of such period) and (ii) the Consolidated Leverage Ratio, calculated as at the last day of such period after giving pro forma effect to such Subsequent Acquisition (as if such Subsequent Acquisition had been consummated on the first day of such period), shall be less than 6.5 to 1.0, provided, however, that (x) any Indebtedness incurred or repaid in connection with such Subsequent Acquisition shall be deemed to have be incurred or repaid, as the case may be, on such first day, and (y) Holdings shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of any such Subsequent Acquisition, a certificate of a Responsible Officer of Holdings setting forth (A) computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate and (B) the respective amounts of cash, cash flow generated by operations, the Unused Equity Proceeds Amount and the proceeds of Loans hereunder being used to effect such Subsequent Acquisition;

(B) such Subsequent Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by Holdings, the Primary Borrower, a Subsidiary Guarantor or a Foreign Subsidiary and, if effected by merger or consolidation involving Holdings, the Primary Borrower, a Subsidiary Guarantor or a Foreign Subsidiary, then Holdings, the Primary Borrower, such Subsidiary Guarantor or such Foreign Subsidiary shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Wholly Owned Subsidiary of Holdings, a Wholly Owned Subsidiary shall be the continuing or surviving entity; provided, however, that with respect to any Subsequent Acquisition effected in such manner so that the acquired business, and the related assets, are owned by a Foreign Subsidiary, such acquired business, and the related assets, shall be located outside of the United States of America;

(C) Holdings shall deliver to the Administrative Agent (which shall promptly forward copies thereof to each Lender) (i) as soon as possible and in any event no later than ten days prior to the consummation of each such Subsequent Acquisition (or such earlier date as shall be five Business Days after the execution and delivery thereof), copies of the respective agreements or instruments pursuant to which such Subsequent Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements or instruments and all other material ancillary documents to be executed or delivered in connection therewith and (ii) promptly following request therefor (but in any event within three Business Days following such request), copies of such other information or documents (including, without limitation, environmental risk assessments) relating to such Subsequent Acquisition as the Administrative Agent or the Required Lenders shall have reasonably requested (and which is available, or obtainable within such period by Holdings with reasonable efforts);

(D) to the extent applicable, Holdings shall have complied with the provisions of Section 8.6, including, without limitation, to the extent not theretofore delivered, delivery to the Administrative Agent of (x) the certificates evidencing 100% (or, in the case of any new Foreign Subsidiary the Capital Stock of which is held by a Domestic Subsidiary, 65%) of the Capital Stock of any new Subsidiary formed or acquired in connection with such Subsequent Acquisition, accompanied by undated stock powers executed in blank, and (y) the agreements, instruments, opinions of counsel and other documents required under Section 8.6;

(E) the aggregate Purchase Price for each such Subsequent Acquisition shall not exceed the sum of the Additional Available Amounts plus $175,000,000 (inclusive of the aggregate amount by which the Base Capital Expenditure Amount is increased pursuant to Section 9.6 by reason of such Subsequent Acquisition); and

(F) immediately prior to such Subsequent Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(ii)                                  Other Acquisitions.  Holdings or any Subsidiary of Holdings may acquire (whether through an acquisition, swap or exchange) any amusement or attraction park or portions thereof, and the related assets thereof, pursuant to the Marine World Agreements.
(iii)                               Other Dispositions.  Holdings or any Subsidiary of Holdings may Dispose of (whether through a sale, swap or exchange) (i) any timeshare or fractional interest in any of the campground parks or pursuant to the Great Escape Agreements and (ii) Property that is the subject of the Marine World Agreements to the extent such Dispositions are contemplated by the Marine World Agreements.

9.5.                              Restricted Payments.  Declare or make any Restricted Payment, except that so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, Holdings may:

(a) make Restricted Payments to Parent in cash to enable Parent to pay out-of-pocket accounting fees, legal fees and other administrative expenses incurred in the ordinary course of business pursuant to the Shared Services Agreement;

(b) make Restricted Payments to Parent in respect of income tax liabilities of Holdings and its Subsidiaries in accordance with the Tax Sharing Agreement; and

(c) make Restricted Payments to Parent in cash to enable Parent to pay:

(i)                                     cash interest payable in respect of (A) Indebtedness under the Parent Indentures outstanding on the date hereof and (B) any other Indebtedness that refinances, refunds, replaces or renews the Indebtedness under any Indenture of Parent and finances Refinancing Expenses (including tender fees and premiums) associated with such refinancing, refunding, replacement or renewal, provided that in the case of the foregoing clause (B), (w) there shall be no scheduled payment of principal on such Indebtedness prior to the date that is one year after the final maturity of the Tranche B Term Loans, (x) the terms of such Indebtedness shall not, in the good faith judgment of Parent, impose on Parent and its Subsidiaries covenants or events of default that are in the aggregate materially more restrictive on Parent and its Subsidiaries than those applicable under the Parent Indenture dated as of December 5, 2003, (y) such Indebtedness shall not be Guaranteed by any Loan Party (other than Holdings) and (z) such Indebtedness shall not be secured by any Property of any Loan Party;
(ii)                                  distributions and other required payments under the Partnership Parks Agreements as in effect on the date hereof as the same may be amended in a manner not adverse to the interests of the Lenders, provided that any amendment that increases the financial obligations of Parent and its Subsidiaries thereunder in any material respect shall be approved by the Required Lenders;
(iii)                               cash dividends or interest payable on the PIERS;
(iv)                              up to $255,000,000 of amounts payable in respect of (x) any refinancing or repayment of Indebtedness under any Indenture of Parent or (y) the PIERS Repurchase, provided that (A) any such Restricted Payment is funded solely with the Net Cash Proceeds of the Parks Disposition, (B) such Restricted Payment is made within one year after the receipt of such Net Cash Proceeds, (C) the Consolidated Leverage Ratio, calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) after giving pro forma effect to such Disposition (as if such Disposition had been made on the first day of such period), is less than 6.5 to 1.0 and (D) after giving effect to such Restricted Payment, the Loan Parties have Liquidity of at least $150,000,000; and
(v)                                 up to $500,000,000 of amounts payable in respect of (x) any refinancing or repayment of Indebtedness under any Indenture of Parent, or (y) the PIERS Repurchase, provided that (A) any such Restricted Payment is funded solely with the Net Cash Proceeds of any Disposition permitted under Section 9.4(c)(viii), (B) such Restricted Payment is made within one year after the receipt of such Net Cash Proceeds, (C) the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, in each case calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) after giving pro forma effect to such Disposition (as if such Disposition had been made on the first day of such period), are less than 6.50 to 1.0 and 4.50 to 1.0, respectively;
(vi)                              amounts payable in respect of (x) any refinancing or repayment of Indebtedness under any Indenture of Parent, or (y) the PIERS Repurchase, provided that (A) any such Restricted Payment is funded solely with the Net Cash Proceeds of any Disposition permitted under Section 9.4(c)(ix) or with the Net Cash Proceeds of any Recovery Event with respect to Six Flags New Orleans, (B) such Restricted Payment is made within one year after the receipt of such Net Cash Proceeds, (C) the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, in each case calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) after giving pro forma effect to such Disposition (as if such Disposition had been made on the first day of such period), are less than 6.50 to 1.0 and 4.50 to 1.0, respectively;
(vii)                           amounts payable in respect of (x) any refinancing or repayment of Indebtedness under any Indenture of Parent or (y) the PIERS Repurchase, provided, that (A) any such Restricted Payment is funded solely with the Net Cash Proceeds of Indebtedness permitted by Section 9.2(i), (B) such Restricted Payment is made within one year after the receipt of such Net Cash Proceeds and (C) the Consolidated Leverage Ratio, calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) after giving pro forma effect to the incurrence of such Indebtedness (as if such Indebtedness had been incurred on the first day of such period), is less than 6.50 to 1.00;
(viii)                        amounts payable in respect of the PIERS Repurchase, provided, that the Consolidated Leverage Ratio, calculated as at the last day of the most recently ended period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 8.1(b) or (e) is less than 6.50 to 1.0;
(ix)                                amounts payable in respect of (x) the PIERS Repurchase, (y) after January 1, 2009, if the PIERS outstanding on the date hereof have been repaid, replaced or refinanced, any refinancing or repayment of (1) Indebtedness under any Indenture of Parent and (2) any Indebtedness or security of Parent the proceeds of which were used to refinance the PIERS or (z) distributions or other required payments under one or more of the Partnership Parks Agreements, provided, that (A) any such Restricted Payment is funded solely with the Net Cash Proceeds of Optional Term Loans and (B) such Restricted Payment is made within one year after the receipt of such Net Cash Proceeds; and
(x)                                   to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.4, 9.7 or 9.9.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary of Holdings to Holdings or to any other Wholly Owned Subsidiary of Holdings which is a Subsidiary Guarantor or to the Primary Borrower, or by an Excluded Foreign Subsidiary to any other Subsidiary of Holdings or to deliver and make dividend payments or other distributions payable solely in Capital Stock of such Person.

9.6.                              Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of Holdings and its Subsidiaries not exceeding the Base Capital Expenditure Amount during any fiscal year or period of Holdings; provided, that (i) any such amount referred to above, if not so expended in the fiscal year or period for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above.  For purposes of the foregoing, the “Base Capital Expenditure Amount” for any fiscal year shall be the amount set forth below opposite such fiscal year:

Fiscal Year	Base Capital Expenditure Amount

2007	$120,000,000
2008	$120,000,000
2009	$125,000,000
2010	$130,000,000
2011	$135,000,000
2012	$140,000,000
2013	$145,000,000
2014	$150,000,000
2015	$155,000,000

plus, in each case, Additional Available Amounts and with respect to each fiscal year in which a Subsequent Acquisition is consummated and the immediately following fiscal year, an amount for each such fiscal year equal to the lesser of (1) 25% of the aggregate Purchase Prices of such Subsequent Acquisition and (2) $175,000,000 less the aggregate Purchase Prices of such Subsequent Acquisition, in each case, for purposes of this clause (b), the Purchase Price of any such Subsequent Acquisition to be calculated without giving effect to the parenthetical in 9.4(e)(i)(E).

9.7.                              Investments.  Make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified on Schedule 9.7(a);

(b) operating deposit accounts with banks;

(c) Permitted Investments;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Indebtedness, Liens, fundamental changes and Restricted Payments permitted under Sections 9.2 (other than Section 9.2(d)), 9.3, 9.4 and 9.5, respectively;

(f) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g) loans and advances to Parent (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Parent in accordance with Section 9.5 (with any such loan or advance to be deemed to be a Restricted Payment for purposes of Section 9.5);

(h) advances of payroll payments to employees in the ordinary course of business;

(i) Investments to the extent that payment for such Investments is made solely with common stock of Parent;

(j) Investments held by a Subsidiary acquired after the Amendment and Restatement Effective Date or of a corporation merged into the Primary Borrower or merged or consolidated with a Subsidiary of the Primary Borrower in accordance with Section 9.4 after the Amendment and Restatement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k) Investments by Holdings or any of its Subsidiaries in assets that were Permitted Investments when such Investment was made;

(l)             asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(m)       Guarantees by Holdings or any of its Subsidiaries of leases (other than capitalized leases) or of other obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n)         Investments in joint ventures pursuant to which, among other things, Holdings or any of its Subsidiaries is granted intellectual property rights for its Parks;

(o)         Investments constituting (i) contributions to the equity of HWP Development LLC whether directly or through the joint venture contemplated by the Great Escape Agreements, (ii) contributions to such joint venture as contemplated by the Great Escape Agreements and additional Investments therein and (iii) Investments in a joint venture to be formed for the lease of property and construction of a time share hotel to be located in Lake George, New York; provided that the aggregate outstanding amount of all such Investments permitted by this clause (o) shall not exceed $10,000,000;

(p)         Investments by Holdings and its Subsidiaries in  the Primary Borrower and any Subsidiary Guarantor including Guarantees by Holdings or any of its Subsidiaries of obligations of Holdings, the Primary Borrower or any Subsidiary Guarantor;

(q)         Investments by Foreign Subsidiaries in Wholly Owned Subsidiaries which are Foreign Subsidiaries, including Guarantees by Foreign Subsidiaries of obligations of other Wholly Owned Subsidiaries which are Foreign Subsidiaries;

(r)            Hedging Agreements entered into in the normal course of business and consistent with industry practice and not for speculative purposes;

(s)          Disposition Investments received in connection with any Disposition permitted under Section 9.4 or any Disposition to which the Required Lenders shall have consented in accordance with Section 12.1;

(t)            any Acquisition permitted by Section 9.4(b) or 9.4(e);

(u)         Investments in an aggregate amount of up to but not exceeding $100,000 during any fiscal year in 229 East 79th Street Associates L.P.;

(v)         additional Investments up to but not exceeding $75,000,000 at any time outstanding;

(w)         loans to officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate amount (as to all such officers, director and employees) up to $1,000,000 at any one time outstanding;

(x)           Investments, including, without limitation, the aggregate book value of Property transferred in transactions permitted by Section 9.4(c)(iv), by Holdings and its

Subsidiaries in any Non-Guarantor Subsidiaries in an aggregate amount, together with the aggregate amount of outstanding Indebtedness of and Guarantees of Indebtedness of Non-Guarantor Subsidiaries permitted by Section 9.2(d), not exceeding $250,000,000 at any time outstanding; provided that the aggregate amount of Investments in Foreign Subsidiaries, together with the aggregate amount of outstanding Indebtedness of and Guarantees of Indebtedness of Foreign Subsidiaries permitted by Section 9.2(d), shall not exceed $50,000,000 at any time outstanding;

(y)         Investments by Holdings or any Domestic Subsidiary constituting the contribution to Marine World of the Marine World Contributed Capital Expenditures in an aggregate amount of up to but not exceeding $20,000,000; and

(z)           Investments with Additional Available Amounts.

9.8.                              Prepayment of Certain Indebtedness.  Purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, or enter into any derivative transaction or similar transaction obligating Holdings or any of its Subsidiaries to make payments to any other Person as a result of a change in market value of, Indebtedness outstanding under any Indenture (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of Indebtedness of Holdings and its Subsidiaries shall be permitted, and payments of Indebtedness of Holdings and its Subsidiaries shall be permitted, with the Net Cash Proceeds of Indebtedness (to the extent such Indebtedness constitutes a refinancing thereof and is permitted pursuant to Section 9.2, to the extent not required to prepay any Loans or Facility pursuant to Section 5.5))

9.9.                              Transactions with Affiliates.  Enter into any transaction with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to Holdings, such Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, (i) any Affiliate who is an individual may serve as a director, officer or employee of Holdings or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) Holdings and its Subsidiaries may enter into transactions (other than extensions of credit by Holdings or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Holdings and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate, (iii) Holdings or any of its Subsidiaries may make an Acquisition of assets of any Person which is an Affiliate solely by reason of such Person being controlled by Holdings or any of its Subsidiaries and may make Investments in such Person, provided that such Acquisitions and Investments are (A) permitted under Section 9.4(e)(i) or 9.7 and (B) made upon fair and reasonable terms no less favorable to Holdings or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) Holdings or any of its Subsidiaries may enter into any transaction required of it pursuant to the Great Escape Agreements, permitted Governmental Incentives or the Marine World Agreements, (v) Holdings

and its Subsidiaries may be parties to and may perform their respective obligations under the Shared Services Agreement and the Tax Sharing Agreement and (vi) Holdings or any of its Subsidiaries may enter into or consummate any transaction permitted by Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(h), 9.2(i)(y), 9.2(j), 9.2(k), 9.2(n), 9.4(a), 9.4(c)(iii), 9.4(c)(iv), 9.4(c)(v), 9.4(c)(vi), 9.4(c)(xii), 9.4(c)(xiv), 9.4(e)(ii), 9.4(e)(iii), 9.5, 9.7(a), 9.7(g), 9.7(h), 9.7(i), 9.7(j), 9.7(m), 9.7(n), 9.7(o), 9.7(p), 9.7(q), 9.7(u), 9.7(w) or 9.7(y).

9.10.                        Changes in Fiscal Periods.  Permit the fiscal year of Holdings to end on a day other than December 31 or change Holdings’ method of determining fiscal quarters.

9.11.                        Certain Restrictions. Enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property, other than any such prohibition or restraint (a) set forth in any agreement providing for the disposition of Property (so long as such prohibition or restraint relates only to the Property to be disposed of), (b) set forth in any of the Loan Documents, any Indenture (so long as such prohibition or restraint is not, in the good faith judgment of Parent, more restrictive than those applicable under the Parent Indenture dated as of December 5, 2003), or any other document relating to any existing Indebtedness or any Indebtedness referred to in Section 9.2(b), 9.2(f)(iii), 9.2(g), 9.2(h), 9.2(i), or 9.2(n) (and any comparable prohibitions or restraints in any document governing any Indebtedness incurred to refinance any of the foregoing, so long as such prohibitions or restraints are, in the good faith judgment of Parent, no more restrictive than those applicable to the Indebtedness being refinanced), (c) set forth in any Real Property lease agreement, licenses, joint venture agreements, contracts entered into in the ordinary course of business or the Marine World Agreements otherwise permitted hereunder to the extent that such prohibition or restraint relates only to the Property which is the subject of such instrument and could not reasonably be expected to result in a Material Adverse Effect and (d) set forth in any instrument relating to a Permitted Lien, so long as such prohibitions or restraints relate only to the Property encumbered by such Permitted Lien.

9.12.                        Lines of Business.  Engage to any substantial extent in any line or lines of business activity other than the business of owning and operating amusement and attraction parks, and businesses related, ancillary or complementary thereto.

9.13.                        Modifications of Certain Documents.  Consent to any modification, supplement or waiver of:

(a)          any provision of the Indentures, the effect of which would be materially adverse to the Lenders;

(b)         its articles of incorporation or by-laws in any manner adverse, in any material respect, to the Lenders; or

(c)          any provision of the Marine World Agreements, the Partnership Parks Agreements, the Great Escape Agreements, the Tax Sharing Agreement or any agreement relating to any Subsequent Acquisition or any lease of Real Property with respect to any Park if such modification, supplement or waiver would have a Material Adverse Effect.

9.14.                        Limitation on Activities of Parent and Holdings.  (a)  In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Capital Stock of the Primary Borrower and PP Data Services Inc., (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), and (iii) the performance of its obligations in the Loan Documents.

(b)  In the case of Parent, (i) conduct, transact or otherwise engage in any business other than those incidental to (A) its ownership of the Capital Stock of its Subsidiaries and the parks subject to the Partnership Parks Agreements, (B) the maintenance of its legal existence (including the ability to incur fees, cost and expenses relating to such maintenance), (C) the performance of its obligations in the Loan Documents, the Parent Indentures, the Partnership Parks Agreements or the PIERS, (D) any public offering or other issuance of its Capital Stock or (E) its operation and maintenance of assets used in the same line of business (or businesses related, ancillary or complimentary thereto) as Parent and its Subsidiaries operate on the date hereof, provided that the aggregate book value of the assets referred to in this clause (E) shall not, at the time of acquisition of any such asset, exceed an amount equal to the sum of (x) 10% of the consolidated assets of Parent and its Subsidiaries (including Holdings and its Subsidiaries) at such time plus (y) cash and Permitted Investments held on the Amendment and Restatement Effective Date directly by Parent (and not through any Subsidiary of Parent) and that are not being held in connection with the defeasance of any securities or otherwise restricted in any way, or (ii) enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes material adverse conditions upon, the Parent entering into the Guarantee and Collateral Agreement, and Guaranteeing the Obligations and granting Liens on its Property as provided therein.

9.15                           Limitation on Hedging Agreements.  Enter into any Hedging Agreement other than Hedging Agreements entered into not for speculative purposes, in respect of interest rates or foreign exchange rates; provided, that Holdings and its Subsidiaries will not enter into any Hedging Agreement providing for payment by Holdings or any Subsidiary of amounts based upon a floating interest rate in exchange for receipt by Holdings or any Subsidiary of amounts based upon a fixed interest rate (each, a “Fixed-to-Floating Swap”) if, on the date of such Hedging Agreement and after giving effect thereto, the sum of (i) the aggregate notional principal amount covered by all such Fixed-to-Floating Swaps plus (ii) the aggregate principal amount of all then outstanding consolidated Indebtedness of Parent and its Subsidiaries (determined without duplication in accordance with GAAP) that as of such date bears interest at a floating rate (and is not effectively bearing interest at a fixed rate through a Hedging Agreement) would exceed 50% of then outstanding consolidated Indebtedness of Parent and its Subsidiaries (determined in accordance with GAAP).

SECTION 10.                          EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)          any Borrower shall default in the payment when due in accordance with the terms hereof of any principal of any Loan or Reimbursement Obligation, or shall default for five or more Business Days in the payment when due of any interest on any Loan or Reimbursement Obligation or any fee or any other amount payable by it hereunder or under any other Loan Document;

(b)         any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by Parent or any Loan Party, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect, in any such case that could reasonably be expected to (either individually or in the aggregate) materially adversely affect the operations of any material Park or have a Material Adverse Effect;

(c)          (i) Parent, Holdings or the Primary Borrower shall default in the performance of any of its obligations under (A) any of Section 8.2(a), Section 8.6 or Section 9 of this Agreement or Section 5.5 or 5.7(b) of the Guarantee and Collateral Agreement, and such default shall continue unremedied for a period of 30 days or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing, provided, that any breach of Section 9.1 of this Agreement shall not, by itself, constitute an Event of Default pursuant to this clause (c) in respect of the Tranche B Term Loan Facility or any Optional Term Loan Facility until the earlier of (x) the date that is 45 days after the date the compliance certificate reflecting such breach is required to be delivered to the Revolving Facilities Lenders (unless the Majority Revolving Facilities Lenders waive such compliance before the end of such 45 day period) and (y) the date on which the Majority Revolving Credit Facilities Lenders request that the Administrative Agent (A) declare the Revolving Facilities to be terminated forthwith or (B) declare the Loans under the Revolving Facilities to be due and payable forthwith;

(d)         Parent or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Section 10) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof to the Primary Borrower by the Administrative Agent or any Lender (through the Administrative Agent);

(e)          Parent or any Loan Party shall default in the payment when due of any principal of or interest on any of its Indebtedness aggregating $25,000,000 or more or any Loan Party shall default in the payment when due of any amount aggregating $25,000,000 or more under any Hedging Agreement (in each case after the expiration of all applicable grace periods);

(f)            any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $25,000,000 or more (other than Indebtedness under the Loan Documents) of Parent or any Loan Party shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or any event specified in any Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating $25,000,000 or more to become due, provided that this clause shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of Property securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness;

(g)         a proceeding or case shall be commenced, without the application or consent of Parent, Holdings, the Primary Borrower or any Subsidiary, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Parent, Holdings, the Primary Borrower or such Subsidiary or of all or any substantial part of its Property, or (iii) similar relief in respect of Parent, Holdings, the Primary Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against Parent, Holdings, the Primary Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws;

(h)         Parent, Holdings, the Primary Borrower or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws or take any corporate action for the purpose of effecting any of the foregoing;

(i)             Parent, Holdings, the Primary Borrower or any Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(j)             a final judgment or judgments for the payment of money of $25,000,000 or more in the aggregate (exclusive of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Parent, Holdings, the Primary Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and Parent, Holdings, the Primary Borrower or the relevant Subsidiary shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)          (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan; (iii) the PBGC shall institute proceedings to terminate any Plan or Plans, (iv) Parent, Holdings, the Primary Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, or (v) Parent, Holdings, the Primary Borrower, any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan’ and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)             any one or more of the following shall occur and be continuing:

(i)                                     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting stock of Parent;
(ii)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by Parent’s shareholders was approved by a vote of a majority of Parent’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Parent’s directors then in office;
(iii)                               any change in control with respect to Parent (or similar event, however denominated) shall occur under and as defined in any Indenture or other agreement in respect of Indebtedness in an aggregate principal amount of at least $25,000,000 to which Parent, Holdings or any of its Subsidiaries is a party; or
(iv)                              Parent shall cease to own directly or indirectly 100% of the Capital Stock of Holdings and each of the Borrowers;

(m)(i) any Security Document, after delivery thereof pursuant to Section 7.1 or 8.6, shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not disputed coverage or (ii) the Guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;

then, and in any such event, (A) upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the United States Bankruptcy Code, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, then, any or all of the following actions may be taken:  (i) with the consent of the Majority Revolving Facilities Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Facilities Lenders, the Administrative Agent shall, by notice to the Primary Borrower, (A) declare the Revolving Facilities Commitments to be terminated forthwith, whereupon the Revolving Facilities Commitments shall immediately terminate and (B) in the case of any Event of Default under Section 10(c) in respect of the Revolving Facilities (but not the Tranche B Term Loan Facility or any Optional Term Loan Facility), declare the Revolving Facilities Extensions of Credit (with accrued interest thereon and all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith whereupon the same shall immediately become due and payable; (ii) with the consent of the Required Lenders (or, in the case of any Event of Default under Section 10(c) in respect of the Revolving Facilities (but not the Tranche B Term Loan Facility or any Optional Term Loan Facility), the Majority Revolving Facilities Lenders), the Administrative Agent may, or upon the request of the Required Lenders (or, in the case of any Event of Default under Section 10(c) in respect of the Revolving Facilities (but not the Tranche B Term Loan Facility or any Optional Term Loan Facility), the Majority Revolving Facilities Lenders), the Administrative Agent shall, exercise any remedy with respect to the Collateral provided for in any Security Document and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Primary Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the relevant Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Primary Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 11.                          THE AGENTS

11.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

11.2.                        Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3.                        Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

11.4.                        Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 12.6 and all actions required by such Section in connection with such transfer shall have been taken.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5.                        Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6.                        Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its

Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Business, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7.                        Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this Section from any payment made by it to such Lender hereunder.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

11.8.                        Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9                           Successor Agents.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and Holdings.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan

Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 10(g), (h) or (i) with respect to Holdings or a Borrower shall have occurred and be continuing) be subject to approval by Holdings (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Any Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Syndication Agent, the Administrative Agent or any Lender.  After any retiring Agent’s resignation as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

11.10.                  Authorization to Release Liens and Guarantees.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 12.5.

11.11.                  The Arrangers and Syndication Agents.  Neither the Arrangers nor the Syndication Agents, in their respective capacities as such, shall have any duties or responsibilities, and none of them shall incur any liability, under this Agreement and the other Loan Documents.

SECTION 12.                          MISCELLANEOUS

12.1                           Amendments and Waivers.  (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1.  The Required Lenders (or, in respect of any waiver, amendment or other modification of Section 9.1, the Majority Revolving Facilities Lenders rather than the Required Lenders) and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders (or, in respect of any waiver, amendment or other modification of Section 9.1, the Majority Revolving Facilities Lenders rather than the Required Lenders)) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties or Parent hereunder or thereunder or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)      forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date or decrease the amount of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 7.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender and it being further understood that the waiver of (or amendment to the terms of ) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(B)        amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantees of the Obligations, in each case without the consent of all Lenders (except (i) as permitted by any Loan Document or (ii) that such obligations of any Subsidiary Borrower may be transferred to any other Subsidiary Borrower or the Primary Borrower in a transaction permitted by Section 9.4(a) or with the consent of the Required Lenders);

(C)        change the percentage specified in the definition of the Majority Term Lenders without the written consent of all Lenders under such Facility;

(D)       change the percentage specified in the definition of Majority Revolving Facilities Lenders without the written consent of all Lenders under such Facilities;

(E)         amend, modify or waive any provision of Section 11, or any other provision affecting any Agent or Arrangers without the consent of such Agent or Arrangers directly affected thereby;

(F)         amend, modify or waive any provision of Sections 3.3 or 3.4 without the written consent of the Swing Line Lender;

(G)        except as permitted by Section 12.1(b)(iv), amend, modify or waive any provision of Section 5.11 without the consent of each Lender directly affected thereby;

(H)       amend, modify or waive any provision of Section 4 without the consent of the Issuing Lender;

(I)            amend, modify or waive any provision of the proviso to Section 10(c) as it may relate to a Default or an Event of Default arising from the Revolving Facilities being in default as a result of a breach of Section 9.1 without the written consent of the Majority Term Lenders.

(b)         In addition to amendments effected pursuant to the foregoing paragraph (a):

(i)                                     this Agreement will be amended to add any Foreign Subsidiary of the Primary Borrower as a Foreign Subsidiary Borrower with respect to the Multicurrency Facility upon (A) execution and delivery by the Primary Borrower, any such Foreign Subsidiary Borrower and the Administrative Agent, of a Joinder Agreement providing for such Subsidiary to become a Foreign Subsidiary Borrower, and (B) delivery to the Administrative Agent of (I) a Foreign Subsidiary Opinion in respect of such additional Foreign Subsidiary Borrower and (II) such other documents (including Foreign Security Documents) with respect thereto as the Administrative Agent shall reasonably request;

(ii)                                  this Agreement will be amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon (A) written notice by the Primary Borrower to the Administrative Agent to such effect and (B) repayment in full of all outstanding extensions of credit made to such Foreign Subsidiary Borrower hereunder;

(iii)                               this Agreement will be amended to provide for increases in the Commitments and matters related thereto upon (A) execution and delivery by the Primary Borrower, the Administrative Agent and each Lender providing an Optional Term Loan Commitment of the Optional Increase Amendment and (B) such other documents with respect thereto as the Administrative Agent shall reasonably request; and

(iv)                              this Agreement will be amended to provide for decreases in the percentage specified in Section 5.11(d)(ii) with the written consent of the Primary Borrower and the Majority Revolving Facilities Lenders.

Any such waiver and any such amendment, supplement or modification effected pursuant to the foregoing paragraphs (a) or (b) shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, Parent, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, Parent, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each

Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans, the Multicurrency Extensions of Credit and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Revolving Credit Facilities Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of prepayments without the consent of the Required Lenders, and no such amendment shall, without the consent of all Lenders, subordinate any of the Loans, or any of the rights in the Collateral of any Lenders, to any such Additional Extension of Credit; provided, further, that the consent of the Required Lenders shall not be required for any increase in Commitments pursuant to Section 5.18.

12.2.                        Notices.  Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by (including by telecopy or electronic mail pursuant to procedures approved by the Administrative Agent), and shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed (i) in the case of Parent, Holdings, the Borrowers, the Agents and the Issuing Lenders as follows and (ii) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Parent or Holdings	c/o Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention: Chief Financial Officer Telecopy: 212-354-3089 Electronic Mail: jspeed@sftp.com Telephone: 212-652-9384

with a copy to:	Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention:General Counsel Telecopy:212-354-3089 Electronic Mail: jcoughli@sftp.com Telephone: 212-652-9380

The Primary Borrower:	Six Flags Theme Parks Inc. c/o Holdings, as set forth above

The Subsidiary Borrowers:	c/o Holdings, as set forth above.

The Syndication Agents:

Credit Suisse, Cayman Islands Branch
11 Madison Avenue
RDU2
New York, New York 10010
Attention:Matthew Carter
Telecopy:212-538-9884
Electronic Mail: matthew.carter.2@credit-suisse.com
Telephone: 919-994-5751

and

Lehman Commercial Paper Inc. 745 Seventh Avenue New York, NY 10019 Attention:Theresa Siu Telecopy:212-520-0450 Electronic Mail: tsiu@lehman.com Telephone: 212-526-2683

The Administrative Agent:	JPMorgan Chase Bank, N.A. 111 Fannin Street, Floor 10 Houston, TX 77002 Attention:Maria Arredondo Telecopy:713-750-2358 Electronic Mail: Maria.Arredondo@jpmchase.com Telephone: 713-750-2131

with a copy to:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, NY 10017 Attention:Christophe Vohmann Telecopy:212-270-5127 Electronic Mail: christophe.vohmann@jpmorgan.com Telephone: 212-270-1722

and, in the case of any notice relating to Loans denominated in euros, with a copy to:	J.P. Morgan Europe Limited 125 London Wall, London EC2Y 5AJ Attention: Loans Agency Telephone: 44 207 777 2352.2355 Telecopy: 44 207 777 2360

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Primary Borrower

provided that any notice, request or demand to or upon the any Agent, the Issuing Lender or any Lender shall not be effective until received.  The attorneys for any party may, but shall not be required to, give any notice on behalf of their respective client.

12.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

12.5.                        Payment of Expenses.  The Primary Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (including the charges of Intralinks but excluding fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one primary counsel to the Administrative Agent (and, if necessary, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Guarantor is organized)), (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including in connection with any workout, restructuring or negotiations in respect thereof), including, without limitation, the fees and disbursements of counsel to the Lenders and the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings or any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Primary Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or of any director, officer, or employee of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, Holdings agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements for amounts payable by the Primary Borrower pursuant to this Section shall be submitted to the attention of the Chief Financial Officer (Telephone No. 212-652-9384) (Fax No. 212-354-3089), at the address of the Primary Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Primary Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

12.6.                        Successors and Assigns; Participations and Assignments

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)         (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)      the Primary Borrower, provided that no consent of the Primary Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 10(g), (h) or (i) has occurred and is continuing, any other Person; and

(B)        the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Tranche B Term Loan or an Optional Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)      except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche B Term Loan Facility or any Optional Term Loan Facility, $1,000,000) unless each of the Primary Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Primary Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)        (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which shall be paid once in connection with simultaneous assignments for a Lender and its affiliates and Approved Funds) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)        the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Primary Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.12, 5.13, 5.14 and 12.5).  An Assignee shall not be entitled to the benefits of Section 5.13 unless such Assignee complies with Section 5.13(d).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Lender from time to time upon reasonable prior notice to the Administrative Agent.
(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.12, 5.13 and 5.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender, provided such Participant shall be subject to Section 12.7(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.12 or 5.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Primary Borrower’s written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 5.13 unless such Participant complies with Section 5.13(d).

(d)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          The Primary Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)            If the Primary Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 12.1.  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or by payment of any accrued interest and fees thereon and any amounts owing pursuant to Sections 5.11(b) and 5.14.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

12.7.                        Adjustments; Set-off.  (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular

Facility, (i) except to the extent that the Loan Documents provide that only the Tranche B Term Loans shall be secured by the Mortgaged Property of the Primary Borrower or any Subsidiary thereof located in the State of New York (the “New York Collateral”), if any Lender shall at any time receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(g), (h) or (i), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or (ii) if, as a result of any exercise of rights and remedies with respect to the New York Collateral, any Lender holding a Tranche B Term Loan shall at any time receive any payment of all or part of the Obligations owing to it (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(g), (h) or (i), or otherwise), in a greater proportion than any such payment to any other Lender, if any, in respect of the Obligations owing to such other Lender, such benefited Lender (each benefited Lender referred to in clauses (i) and (ii) above, a “Benefited Lender”) shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral, or the proceeds thereof, ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment, benefits or proceeds is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)         In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Parent, Holdings or any Borrower, any such notice being expressly waived by Parent, Holdings and each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent, Holdings or any Borrower, as the case may be.  Each Lender agrees promptly to notify Parent and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8.                        U.S.A. Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lenders to identify the Borrowers in accordance with the U.S.A. Patriot Act.

12.9                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings and the Administrative Agent.

12.10.                  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11.                  Integration.  This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arrangers, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.12.                  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.13.                  Submission To Jurisdiction; Waivers.  Each of Parent, Holdings and each Borrower hereby irrevocably and unconditionally:

(a)          submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          in the case of each Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower hereby irrevocably designates Holdings (and Holdings hereby irrevocably accepts such designation) as its agent to receive service of process in any such action or proceeding, and agrees that such service upon Holdings shall be effective whether or not Holdings shall inform such Foreign Subsidiary Borrower thereof;

(d)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or Holdings, as the case may be, (and, in the case of any Foreign Subsidiary Borrower, to such Foreign Subsidiary Borrower c/o Holdings) at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(e)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.14.                  Acknowledgments.  Each of Parent, Holdings and each Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)         neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to Parent, Holdings or any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and Parent, Holdings and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among Parent, Holdings, the Borrowers and the Lenders.

12.15.                  Confidentiality.  Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC

INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

12.16.                  Release of Collateral and Guarantee Obligations.

(a)                                                          Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Holdings in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release or subordinate its security interest in any Collateral being Disposed of in such Disposition, and to release or subordinate any guarantee obligations (or execute a subordination, non-disturbance or attornment agreement) under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b)                                                         Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of Holdings, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of  the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

12.17.                  Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdings, the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Holdings and the Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Parent, Holdings, the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

12.18.                  Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Primary Borrower and the Administrative Agent.

12.19.                  WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.20.                  Effect of Amendment and Restatement of the Existing Credit Agreement.  On the Amendment and Restatement Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Amendment and Restatement Effective Date and which remain outstanding; (b) such “Obligations” are in all respects continuing (as amended and restated hereby); (c) the Liens and security interests as granted under the Security Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect; and (d) references in the Security Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Security Document is hereby deemed amended accordingly.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIX FLAGS, INC.

By:	/s/ Jeffrey R. Speed
Name:	Jeffrey R. Speed
Title:	Executive Vice President and Chief Financial Officer

SIX FLAGS OPERATIONS INC.

By:	/s/ Jeffrey R. Speed
Name:	Jeffrey R. Speed
Title:	Executive Vice President and Chief Financial Officer

SIX FLAGS THEME PARKS INC., as Primary Borrower

By:	/s/ Jeffrey R. Speed
Name:	Jeffrey R. Speed
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Six Flags Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Christophe Vohmann
Name: Christophe Vohmann
Title: Authorized Signatory

[Signature Page to Six Flags Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Co-Syndication Agent

By:	/s/ Doreen Barr
Name: Doreen Barr
Title:	Authorized Signatory

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title:	Authorized Signatory

[Signature Page to Six Flags Credit Agreement]

LEHMAN COMMERCIAL PAPER INC., as Co-Syndication Agent

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Authorized Signatory

[Signature Page to Six Flags Credit Agreement]

ANNEX A

PRICING GRID

Consolidated Senior Secured Leverage Ratio	Applicable Margin Eurocurrency Loans	Applicable Margin Base Rate Loans	Commitment Fee Rate

> 3.50 to 1.00	2.50%	1.50%	0.50%

< 3.50 to 1.00	2.25%	1.25%	0.50%

Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on each date (each, an “Adjustment Date”) on which financial statements of Holdings are delivered to the Lenders pursuant to Section 8.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 3.50 to 1.00.

In the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) Holdings shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Primary Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.11.

ANNEX B

EXISTING LETTERS OF CREDIT

Letter of Credit Issuer	Letter of Credit Number	Beneficiary	Principal Amount	Expiration Date
None.